Exhibit 99.1

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Shire plc

We have audited the accompanying consolidated balance sheets of Shire plc and subsidiaries (the "Company") as at December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at ITEM 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Shire plc and subsidiaries as at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as at December 31, 2015, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2016 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte LLP

DELOITTE LLP

London, United Kingdom

February 23, 2016 (September 2, 2016 as to Note 2(z) and Note 29)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Shire plc

We have audited the internal control over financial reporting of Shire plc and subsidiaries (the "Company") as at December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting, including those controls applicable to the Shire Income Access Share Trust (the “Trust”) based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting, including those controls applicable to the Trust, as at December 31, 2015, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as at and for the year ended December 31, 2015 of the Company and the Trust and our reports dated February 23, 2016 (September 2, 2016 as to Note 2(z) and Note 29) expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ Deloitte LLP

DELOITTE LLP

London, United Kingdom
February 23, 2016

SHIRE PLC

CONSOLIDATED BALANCE SHEETS

		December 31,	December 31,
		2015	2014
	Notes	$’M	$’M
ASSETS
Current assets:
Cash and cash equivalents		135.5	2,982.4
Restricted cash		86.0	54.6
Accounts receivable, net	6	1,201.2	1,035.1
Inventories	7	635.4	544.8
Deferred tax asset	26	-	344.7
Prepaid expenses and other current assets	9	197.4	221.5
Total current assets		2,255.5	5,183.1

Non-current assets:
Investments		50.8	43.7
Property, plant and equipment (“PP&E”), net	10	828.1	837.5
Goodwill	11	4,147.8	2,474.9
Other intangible assets, net	12	9,173.3	4,934.4
Deferred tax asset	26	121.0	112.1
Other non-current assets		33.3	46.4
Total assets		16,609.8	13,632.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	13	2,050.6	1,909.4
Short-term borrowings	15	1,511.5	850.0
Other current liabilities	14	144.0	262.5
Total current liabilities		3,706.1	3,021.9

Non-current liabilities:
Long-term borrowings	15	69.9	-
Deferred tax liability	26	2,205.9	1,210.6
Other non-current liabilities	16	798.8	736.7
Total liabilities		6,780.7	4,969.2
Commitments and contingencies	17	-	-

SHIRE PLC

CONSOLIDATED BALANCE SHEETS (continued)

		December 31,	December 31,
		2015	2014
	Notes	$’M	$’M

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 601.1 million shares issued and outstanding (2014: 1,000 million shares authorized; and 599.1 million shares issued and outstanding)	21	58.9	58.7
Additional paid-in capital		4,486.3	4,338.0
Treasury stock: 9.7 million shares (2014: 10.6 million shares)	21	(320.6)	(345.9)
Accumulated other comprehensive loss	18	(183.8)	(31.5)
Retained earnings		5,788.3	4,643.6
Total equity		9,829.1	8,662.9
Total liabilities and equity		16,609.8	13,632.1

The accompanying notes are an integral part of these consolidated financial statements.

SHIRE PLC

CONSOLIDATED STATEMENTS OF INCOME

Year to December 31,		2015	2014	2013
	Notes	$’M	$’M	$’M
Revenues:
Product sales		6,099.9	5,830.4	4,757.5
Royalties & other revenues		316.8	191.7	176.8
Total revenues		6,416.7	6,022.1	4,934.3
Costs and expenses:
Cost of product sales		969.0	979.3	670.8
Research and development(1)		1,564.0	1,067.5	933.4
Selling, general and administrative		1,842.5	1,782.0	1,499.3
Amortization of acquired intangibles		498.7	243.8	152.0
Goodwill impairment charge		-	-	7.1
Gain on sale of product rights		(14.7)	(88.2)	(15.9)
Reorganization costs	4	97.9	180.9	88.2
Integration and acquisition costs	5	39.8	158.8	(134.1)
Total operating expenses		4,997.2	4,324.1	3,200.8

Operating income from continuing operations		1,419.5	1,698.0	1,733.5

Interest income		4.2	24.7	2.1
Interest expense		(41.6)	(30.8)	(38.1)
Other income/(expense), net		3.7	8.9	(3.9)
Receipt of break fee	24	-	1,635.4	-
Income from continuing operations before income taxes and equity in (losses)/ earnings of equity method investees		1,385.8	3,336.2	1,693.6
Income taxes	26	(46.1)	(56.1)	(277.9)
Equity in (losses)/ earnings of equity method investees, net of taxes		(2.2)	2.7	3.9
Income from continuing operations, net of taxes		1,337.5	3,282.8	1,419.6
(Loss)/gain from discontinued operations, net of taxes[1]	8	(34.1)	122.7	(754.5)
Net income		1,303.4	3,405.5	665.1

(1)	Research and development (“R&D”) includes IPR&D intangible asset impairment charges of $643.7 million for the year to December 31, 2015 (2014: $190.3 million, 2013: $19.9 million).

SHIRE PLC

CONSOLIDATED STATEMENTS OF INCOME (continued)

Year to December 31,	Notes	2015		2014		2013
Earnings per ordinary share - basic

Earnings from continuing operations		226.5	c	559.6	c	257.2	c
(Loss)/gain from discontinued operations	1	(5.8	c)	20.9	c	(136.7	c)

Earnings per ordinary share - basic		220.7	c	580.5	c	120.5	c
Earnings per ordinary share - diluted

Earnings from continuing operations		225.5	c	555.2	c	245.3	c
(Loss)/gain from discontinued operations	1	(5.8	c)	20.8	c	(127.8	c)
Earnings per ordinary share - diluted		219.7	c	576.0	c	117.5	c

Weighted average number of shares (millions):
Basic	22	590.4		586.7		552.0
Diluted	22	593.1		591.3		590.3

The accompanying notes are an integral part of these consolidated financial statements.

SHIRE PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year to December 31,	2015	2014	2013
	$'M	$'M	$'M
Net income	1,303.4	3,405.5	665.1
Other comprehensive income:
Foreign currency translation adjustments	(156.4)	(136.1)	25.3
Unrealized holding gain/(loss) on available-for-sale securities (net of taxes of $nil, $1.3 million, and $0.1 million)	4.1	(5.6)	(2.0)
Comprehensive income	1,151.1	3,263.8	688.4

The components of accumulated other comprehensive loss as at December 31, 2015 and December 31, 2014 are as follows:

	December 31,	December 31,
	2015	2014
	$’M	$’M
Foreign currency translation adjustments	(182.1)	(25.7)
Unrealized holding loss on available-for-sale securities, net of taxes	(1.7)	(5.8)
Accumulated other comprehensive loss	(183.8)	(31.5)

The accompanying notes are an integral part of these consolidated financial statements.

SHIRE PLC

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(In millions of US dollars except share data)

	Common stock Number of shares M's	Common stock $'M	Additional paid-in capital $’M	Treasury stock $'M	Accumulated other comprehensive loss $'M	Retained earnings $'M	Total equity $'M
As at January 1, 2015	599.1	58.7	4,338.0	(345.9)	(31.5)	4,643.6	8,662.9
Net income	-	-	-	-	-	1,303.4	1,303.4
Other comprehensive loss, net of tax	-	-	-	-	(152.3)	-	(152.3)
Options exercised	2.0	0.2	16.4	-	-	-	16.6

Share-based compensation	-	-	100.3	-	-	-	100.3

Tax benefit associated with exercise of stock options	-	-	31.6	-	-	-	31.6

Shares released by employee benefit trust to satisfy exercise of stock options	-	-	-	25.3	-	(24.3)	1.0

Dividends	-	-	-	-	-	(134.4)	(134.4)
As at December 31, 2015	601.1	58.9	4,486.3	(320.6)	(183.8)	5,788.3	9,829.1

The accompanying notes are an integral part of these consolidated financial statements.

Dividends per share

During the year to December 31, 2015 Shire plc declared and paid dividends of 23.30 US cents per ordinary share (equivalent to 69.90 US cents per ADS) totaling $134.4 million.

SHIRE PLC

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (continued)

(In millions of US dollars except share data)

	Common stock Number of shares M's	Common stock $'M	Additional paid-in capital $’M	Treasury stock $'M	Accumulated other comprehensive (loss)/income $'M	Retained earnings $'M	Total equity $'M
As at January 1, 2014	597.5	58.6	4,186.3	(450.6)	110.2	1,461.5	5,366.0
Net income	-	-	-	-	-	3,405.5	3,405.5
Other comprehensive loss, net of tax	-	-	-	-	(141.7)	-	(141.7)
Options exercised	1.6	0.1	15.1	-	-	-	15.2

Share-based compensation	-	-	97.0	-	-	-	97.0

Tax benefit associated with exercise of stock options	-	-	39.6	-	-	-	39.6

Shares released by employee benefit trust ("EBT") to satisfy exercise of stock options	-	-	-	104.7	-	(102.2)	2.5

Dividends	-	-	-	-	-	(121.2)	(121.2)
As at December 31, 2014	599.1	58.7	4,338.0	(345.9)	(31.5)	4,643.6	8,662.9

The accompanying notes are an integral part of these consolidated financial statements.

Dividends per share

During the year to December 31, 2014 Shire plc declared and paid dividends of 20.76 US cents per ordinary share (equivalent to 62.28 US cents per ADS) totaling $121.2 million.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)

(In millions of US dollars except share data)

	Common stock Number of shares M's	Common stock $'M	Additional paid-in capital $’M	Treasury stock $'M	Accumulated other comprehensive income $'M	Retained earnings $'M	Total equity $'M
As at January 1, 2013	562.5	55.7	2,981.5	(310.4)	86.9	995.5	3,809.2
Net income	-	-	-	-	-	665.1	665.1
Other comprehensive income, net of tax	-	-	-	-	23.3	-	23.3
Options exercised	1.2	0.1	16.1	-	-	-	16.2

Convertible bonds conversion to ordinary shares	33.8	2.8	1,098.7	-	-	-	1,101.5

Share-based compensation	-	-	78.1	-	-	-	78.1

Tax benefit associated with exercise of stock options	-	-	11.9	-	-	-	11.9
Shares purchased by EBT	-	-	-	(50.0)	-	-	(50.0)

Shares purchased under share buy-back program	-	-	-	(193.8)	-	-	(193.8)
Shares released by EBT to satisfy exercise of stock options	-	-	-	103.6	-	(102.7)	0.9

Dividends	-	-	-	-	-	(96.4)	(96.4)
As at December 31, 2013	597.5	58.6	4,186.3	(450.6)	110.2	1,461.5	5,366.0

The accompanying notes are an integral part of these consolidated financial statements.

Dividends per share

During the year to December 31, 2013 Shire plc declared and paid dividends of 17.60 US cents per ordinary share (equivalent to 52.80 US cents per ADS) totaling $96.4 million.

SHIRE PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	1,303.4	3,405.5	665.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	637.2	407.3	324.4
Share-based compensation	100.3	97.0	77.4
Change in fair value of contingent consideration	(149.9)	14.7	(159.1)
Impairment of intangible assets	643.7	190.3	19.9
Goodwill impairment charge	-	-	198.9
Impairment of assets held for sale	-	-	636.9
Write down of assets	-	-	58.2
Gain on sale of product rights	(14.7)	(54.6)	(15.9)
Unwind of inventory fair value step-ups	31.1	91.9	-
Other, net	12.5	29.4	11.4
Movement in deferred taxes	(198.2)	(14.3)	(349.9)
Equity in losses/(earnings) of equity method investees	2.2	(2.7)	(3.9)

Changes in operating assets and liabilities:
Increase in accounts receivable	(211.4)	(66.1)	(148.3)
Increase in sales deduction accruals	97.6	107.6	177.5
Increase in inventory	(63.2)	(25.3)	(36.6)
Decrease/(increase) in prepayments and other assets	37.2	42.4	(60.9)
Increase in accounts and notes payable and other liabilities	109.2	5.3	67.9
Net cash provided by operating activities (A)	2,337.0	4,228.4	1,463.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	(32.0)	(32.6)	(5.3)
Purchases of subsidiary undertakings and businesses, net of cash acquired	(5,553.4)	(4,104.4)	(227.8)
Purchases of non-current investments	(9.5)	(23.1)	(10.6)
Purchases of PP&E	(114.7)	(77.0)	(157.0)
Proceeds from short-term investments	67.0	57.8	-
Proceeds received on sale of product rights	17.5	127.0	19.2
Proceeds from disposal of non-current investments	18.7	21.5	12.1
Other, net	(13.5)	0.2	8.5
Net cash used in investing activities (B)	(5,619.9)	(4,030.6)	(360.9)

SHIRE PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	3,760.8	2,310.8	-
Repayment of revolving line of credit, long term and short term borrowings	(3,110.9)	(1,461.8)	-
Repayment of debt acquired through business combinations	-	(551.5)	-
Proceeds from ViroPharma call options	-	346.7	-
Payment of dividend	(134.4)	(121.2)	(96.4)
Payments to acquire shares under the share buy-back program	-	-	(193.8)
Payments to acquire shares by the EBT	-	-	(50.0)
Excess tax benefit associated with exercise of stock options	32.4	39.7	13.4
Proceeds from exercise of options	16.6	17.4	17.2
Facility arrangement fee	(24.1)	(10.2)	(13.9)
Contingent consideration payments	(101.2)	(15.2)	(14.1)
Other, net	(0.2)	(0.2)	(7.0)
Net cash provided by/ (used in) financing activities(C)	439.0	554.5	(344.6)
Effect of foreign exchange rate changes on cash and cash equivalents (D)	(3.0)	(9.3)	(0.3)
Net (decrease)/ increase in cash and cash equivalents(A+B+C+D)	(2,846.9)	743.0	757.2
Cash and cash equivalents at beginning of period	2,982.4	2,239.4	1,482.2
Cash and cash equivalents at end of period	135.5	2,982.4	2,239.4
Supplemental information associated with continuing
operations:

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M

Interest paid	(20.0)	(14.5)	(29.9)
Income taxes repaid	76.9	395.0	-
Income taxes paid	(145.9)	(200.6)	(290.2)
Receipt of break fee (see Note 24)	-	1,635.4	-

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In millions of US dollars, except where indicated)

1.     Description of operations

Shire plc and its subsidiaries (collectively referred to as either “Shire”, or the “Company”) is a biotech Company, focusing on developing and marketing innovative medicines for patients with rare diseases and other select conditions.

The Company has grown both organically and through acquisition, completing a series of major transactions that have brought therapeutic, geographic and pipeline growth and diversification. The Company will continue to conduct its own R&D, focused on rare diseases, as well as evaluate companies, products and pipeline opportunities that offer a strategic fit and have the potential to deliver value to all of the Company’s stakeholders: patients, physicians, policy makers, payers, investors and employees.

2.     Summary of significant accounting policies

(a)     Basis of preparation

The accompanying consolidated financial statements include the accounts of Shire plc, all of its subsidiary undertakings and the Income Access Share trust, after elimination of inter-company accounts and transactions. They have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and US Securities and Exchange Commission (“SEC”) regulations for annual reporting.

(b)     Use of estimates in consolidated financial statements

The preparation of consolidated financial statements, in conformity with US GAAP and SEC regulations, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are primarily made in relation to the valuation of intangible assets, sales deductions, income taxes (including provisions for uncertain tax positions and the realization of deferred tax assets), provisions for litigation and legal proceedings, contingent consideration receivable from product divestments, contingent consideration payable in respect of business combinations and asset purchases and assets held for sale. If actual results differ from the Company’s estimates, or to the extent these estimates are adjusted in future periods, the Company’s results of operations could either benefit from, or be adversely affected by, any such change in estimate.

(c)     Revenue recognition

The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an agreement or arrangement;

•	delivery of products has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectability is reasonably assured.

Where applicable, all revenues are stated net of value added and similar taxes, and trade discounts. No revenue is recognized for consideration, the value or receipt of which is dependent on future events or future performance.

The Company’s principal revenue streams and their respective accounting treatments are discussed below:

Product sales

Revenue for the sale of products is recognized when delivery has occurred and substantially all the risks and rewards of ownership have been transferred to the customer. Provisions for rebates, product returns and discounts to customers are provided for as reductions to revenue in the same period as the related sales are recorded. The provisions made at the time of revenue recognition are based on historical experience and updated for changes in facts and circumstances including the impact of new legislation and loss of a product’s exclusivity. These provisions are recognized as a reduction to revenues.

Royalty income

Royalty income relating to licensed technology is recognized when the licensee sells the underlying product, with the amount of royalty income recorded based on sales information received from the relevant licensee. The

Company estimates sales amounts and related royalty income based on the historical product information for any period that the sales information is not available from the relevant licensee.

Licensing revenues

Other revenue includes revenues derived from product out-licensing arrangements, which typically consist of an initial up-front payment to Shire by the licensee on inception of the license and subsequent milestone payments to Shire by the licensee, contingent on the achievement of certain clinical and sales milestones. Product out-licensing arrangements often require the Company to provide multiple deliverables to the licensee.

Initial license fees received in connection with product out-licensing agreements entered into prior to January 1, 2011 were deferred and are recognized over the period in which the Company has continuing substantive performance obligations, typically the period over which the Company participates in the development of the out-licensed product, even where such fees are non-refundable and not creditable against future royalty payments.

For product out-licensing arrangements entered into, or subject to material modification, after January 1, 2011, consideration received is allocated between each of the separable elements in the arrangement using the relative selling price method. An element is considered separable if it has value to the customer on a stand-alone basis. The selling price used for each separable element will be based on vendor specific objective evidence (“VSOE”) if available, third party evidence if VSOE is not available, or estimated selling price if neither VSOE nor third party evidence is available. Revenue is then recognized as each of the separable elements to which the revenue has been allocated is delivered.

Milestone payments which are non-refundable, non-creditable and contingent on achieving certain clinical milestones are recognized as revenues either on achievement of such milestones if the milestones are considered substantive or over the period the Company has continuing substantive performance obligations, if the milestones are not considered substantive. If milestone payments are creditable against future royalty payments, the milestones are deferred and released over the period in which the royalties are anticipated to be paid.

(d)     Sales deductions

(i)     Rebates

Rebates primarily consist of statutory rebates to state Medicaid agencies and contractual rebates with health-maintenance organizations. These rebates are based on price differentials between a base price and the selling price. As a result, rebates generally increase as a percentage of the selling price over the life of the product (as prices increase). Provisions for rebates are recorded as reductions to revenue in the same period as the related sales are recorded, with the amount of the rebate based on the Company’s best estimate if any uncertainty exists over the unit rebate amount, and with estimates of future utilization derived from historical trends.

(ii)     Returns

The Company estimates the proportion of recorded revenue that will result in a return, based on historical trends and when applicable, specific factors affecting certain products at the balance sheet date. The accrual is recorded as a reduction to revenue in the same period as the related sales are recorded.

(iii)     Coupons

The Company uses coupons as a form of sales incentive. An accrual is established based on the Company's expectation of the level of coupon redemption, estimated using historical trends. The accrual is recorded as a reduction to revenue in the same period as the related sales are recorded or the date the coupon is offered, if later than the date the related sales are recorded.

(iv)     Discounts

The Company offers cash discounts to customers for the early payment of receivables which are recorded as reductions to revenue and accounts receivable in the same period as the related sale is recorded.

(v)     Wholesaler chargebacks

The Company has contractual agreements whereby it supplies certain products to third parties at predetermined prices. Wholesalers acting as intermediaries in these transactions are reimbursed by the Company if the predetermined prices are less than the prices paid by the wholesaler to the Company. Accruals for wholesaler chargebacks, which are based on historical trends, are recorded as reductions to revenue in the same period as the related sales are recorded.

(e)     Collaborative arrangements

The Company enters into collaborative arrangements to develop and commercialize drug candidates. These collaborative arrangements often require up-front, milestone, royalty or profit share payments, or a combination of these, with payments often contingent upon the success of the related development and commercialization efforts. Collaboration agreements entered into by the Company may also include expense reimbursements or other such payments to the collaborating partner.

The Company reports costs incurred and revenue generated from transactions with third parties as well as payments between parties to collaborative arrangements either on a gross or net basis, depending on the characteristics of the collaborative relationship.

(f)     Cost of product sales

Cost of product sales includes the cost of purchasing finished product for sale, the cost of raw materials and manufacturing for those products that are manufactured by the Company, shipping and handling costs, depreciation and amortization of intangible assets in respect of favorable manufacturing contracts. Royalties payable to third party intellectual property owners on sale of the Company’s products are also included in Cost of product sales.

(g)     Leased assets

The costs of operating leases are charged to operations on a straight-line basis over the lease term, even if rental payments are not made on such a basis.

Assets acquired under capital leases are included in the consolidated balance sheet as property, plant and equipment and are depreciated over the shorter of the period of the lease or their useful lives. The capital element of future lease payments is recorded as a liability, while the interest element is charged to operations over the period of the lease to produce a level yield on the balance of the capital lease obligation.

(h)     Advertising expense

The Company expenses the cost of advertising as incurred. Advertising costs amounted to $56.1 million, $56.4 million and $60.9 million for the years to December 31, 2015, 2014 and 2013 respectively and were included within Selling, general and administrative (“SG&A”) expenses.

(i)     Research and development (“R&D”) expense

R&D costs are expensed as incurred. Up-front and milestone payments made to third parties for in-licensed products that have not yet received marketing approval and for which no alternative future use has been identified are also expensed as incurred.

Milestone payments made to third parties on and subsequent to regulatory approval are capitalized as intangible assets, and amortized over the remaining useful life of the related product.

(j)     Valuation and impairment of long-lived assets other than goodwill, indefinite lived intangible assets and investments

The Company evaluates the carrying value of long-lived assets other than goodwill, indefinite lived intangible assets and investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of the relevant assets may not be recoverable. When such a determination is made, management’s estimate of undiscounted cash flows to be generated by the use and ultimate disposition of these assets is compared to the carrying value of the assets to determine whether the carrying value is recoverable. If the carrying value is deemed not to be recoverable, the amount of the impairment recognized in the consolidated financial statements is determined by estimating the fair value of the relevant assets and recording an impairment loss for the amount by which the carrying value exceeds the estimated fair value. This fair value is usually determined based on estimated discounted cash flows.

(k)     Finance costs of debt

Finance costs relating to debt issued are recorded as a deferred charge and amortized to the consolidated statements of income over the period to the earliest redemption date of the debt, using the effective interest rate method. On extinguishment of the related debt, any unamortized deferred financing costs are written off and charged to interest expense in the consolidated statements of income.

(l)     Foreign currency

Monetary assets and liabilities in foreign currencies are translated into the functional currency of the relevant subsidiary in which they arise at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into the relevant functional currency at the rate of exchange ruling at the date of the transaction. Transaction gains and losses, other than those related to current and deferred tax assets and liabilities, are recognized in arriving at income from operations before income taxes and equity in earnings of equity method investees. Transaction gains and losses arising on foreign currency denominated current and deferred tax assets and liabilities are included within income taxes in the consolidated statements of income.

The results of operations for subsidiaries, whose functional currency is not the US dollar, are translated into the US dollar at the average rates of exchange during the period, with the subsidiaries’ balance sheets translated at the rates ruling at the balance sheet date. The cumulative effect of exchange rate movements is included in a separate component of Other comprehensive loss.

Foreign currency exchange transaction losses included in consolidated statements of income in the years to December 31, 2015, 2014 and 2013 amounted to $26.5 million, $15.6 million and $8.7 million, respectively.

(m)     Income taxes

Uncertain tax positions are recognized in the consolidated financial statements for positions which are considered more likely than not of being sustained, based on the technical merits of the position on audit by the tax authorities. The measurement of the tax benefit recognized in the consolidated financial statements is based upon the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized based on a cumulative probability assessment of the possible outcomes.

The Company recognizes interest and penalties relating to unrecognized tax benefits within income taxes.

The Company recognizes interest and penalties relating to income taxes within income taxes. Interest income on cash required to be deposited with the tax authorities is recognized within interest income.

Deferred tax assets and liabilities are recognized for differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(n)     Earnings per share

Basic earnings per share is based upon net income attributable to the Company divided by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is based upon net income attributable to the Company adjusted for the impact of interest expense on convertible debt on an “if-converted” basis (when the effect is dilutive and prior to the actual conversion or redemption of such debt) divided by the weighted average number of ordinary share equivalents outstanding during the period, adjusted for the dilutive effect of all potential ordinary shares equivalents that were outstanding during the year. Such potentially dilutive shares are excluded when the effect would be to increase diluted earnings per share or reduce the diluted loss per share.

(o)     Share-based compensation

Share-based compensation represents the cost of share-based awards granted to employees. The Company measures share-based compensation cost for awards classified as equity at the grant date, based on the estimated fair value of the award. Predominantly all of the Company’s awards have service and/or performance conditions and the fair values of these awards are estimated using a Black-Scholes valuation model.

For share-based compensation awards which cliff vest, the Company recognizes the cost of the relevant share-based payment award as an expense on a straight-line basis (net of estimated forfeitures) over the employee’s requisite service period. For those share-based compensation awards with a graded vesting schedule, the Company recognizes the cost of the relevant share-based payment award as an expense on a straight-line basis (net of estimated forfeitures) over the requisite service period for the entire award (that is, over the requisite service period for the last separately vesting portion of the award). The share-based compensation expense is recorded in Cost of product sales, R&D, SG&A and Reorganization costs in the consolidated statements of income based on the employees’ respective functions.

The Company records deferred tax assets for awards that result in deductions on the Company’s income tax returns, based on the amount of compensation cost recognized and the Company’s statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the Company’s income tax return are recorded in additional paid-in capital (if the tax deduction exceeds the deferred tax asset) or in the consolidated statements of income (if the deferred tax asset exceeds the tax deduction and no additional paid-in capital exists from previous awards).

The Company’s share-based compensation plans are described more fully in Note 28.

(p)     Cash and cash equivalents

Cash and cash equivalents are defined as short-term highly liquid investments with original maturities of ninety days or less.

(q)     Financial instruments - derivatives

The Company uses derivative financial instruments to manage its exposure to foreign exchange risk principally associated with inter-company financing. These instruments consist of swap and forward foreign exchange contracts. The Company does not apply hedge accounting for these instruments. The fair values of these instruments are included on the balance sheet in current assets / liabilities, with changes in the fair value recognized in the consolidated statements of income. The cash flows relating to these instruments are presented within net cash provided by operating activities in the consolidated statement of cash flows, unless the derivative instruments are economically hedging specific investing or financing activities.

(r)     Inventories

Inventories are stated at the lower of cost or market. Cost incurred in bringing each product to its present location and condition is based on purchase costs calculated on a first-in, first-out basis, including transportation costs.

Inventories include costs relating to both marketed products and, for certain products, cost incurred prior to regulatory approval. Inventories are capitalized prior to regulatory approval if the Company considers that it is highly probable that the US Food and Drug Administration (“FDA”) or another regulatory body will grant commercial and manufacturing approval for the relevant product, and it is highly probable that the value of capitalized inventories will be recovered through commercial sale.

Inventories are written down for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those anticipated, inventory adjustments may be required.

(s)     Assets held-for-sale

An asset or asset disposal group is classified as held-for-sale when, amongst other things, the Company has committed to a plan of disposition, the asset or asset disposal group is available for immediate sale, and the plan is not expected to change significantly. Assets held-for-sale are carried at the lower of their carrying amount or fair value less cost to sell.

The Company does not record depreciation or amortization on assets classified as held-for-sale.

(t)     Investments

The Company has certain investments in pharmaceutical and biotechnology companies.

Investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control over, the investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors such as representation on the investee’s Board of Directors and the nature of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the Company records its investments in equity-method investees in the consolidated balance sheet under Investments and its share of the investees’ earnings or losses together with other-than-

temporary impairments in value under equity in (losses)/ earnings of equity method investees, net of taxes in the consolidated statements of income.

All other equity investments, which consist of investments for which the Company does not have the ability to exercise significant influence, are accounted for under the cost method or at fair value. Investments in private companies are carried at cost, less provisions for other-than-temporary impairment in value. For public companies that have readily determinable fair values, the Company classifies its equity investments as available-for-sale and, accordingly, records these investments at their fair values with unrealized holding gains and losses included in the consolidated statement of comprehensive income, net of any related tax effect. Realized gains and losses, and declines in value of available-for-sale securities judged to be other-than-temporary, are included in other income, net in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included as interest income in the consolidated statements of income.

(u)     Property, plant and equipment

Property, plant and equipment is shown at cost reduced for impairment losses, net of accumulated depreciation. The cost of significant assets includes capitalized interest incurred during the construction period. Depreciation is recorded on a straight-line basis at rates calculated to write off the cost less estimated residual value of each asset over its estimated useful life as follows:

Buildings	15 to 50 years
Office furniture, fittings and equipment	3 to 10 years
Warehouse, laboratory and manufacturing equipment	3 to 15 years

The cost of land is not depreciated. Assets under the course of construction are not depreciated until the relevant assets are available and ready for their intended use.

Expenditures for maintenance and repairs are charged to the consolidated statements of income as incurred. The costs of major renewals and improvements are capitalized. At the time property, plant and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and accumulated depreciation accounts. The profit or loss on such disposition is reflected in operating income.

(v)     Goodwill and other intangible assets

(i)     Goodwill

In business combinations completed subsequent to January 1, 2009, goodwill represents the excess of the fair value of the consideration given and the fair value of any non-controlling interest in the acquiree over the fair value of the identifiable assets and liabilities acquired. For business combinations completed prior to January 1, 2009 goodwill represents the excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired.

Goodwill is not amortized, but instead is reviewed for impairment, at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For the purpose of assessing the carrying value of goodwill for impairment, goodwill is allocated at the Company’s reporting unit level. Events or changes in circumstances which could trigger an impairment review include but are not limited to: significant underperformance of a reporting unit relative to expected historical or projected future operating results; significant changes in the manner of the Company's use of acquired assets or the strategy for the overall business; and significant negative industry trends.

The Company reviews goodwill for impairment by firstly assessing qualitative factors, including comparing the market capitalization of the Company to the carrying value of its assets, to determine whether events or circumstances exist which indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Company assesses the totality of events or circumstances and determines if it is more likely than not that the fair value of a reporting unit exceeds its carrying value. If, after assessing these qualitative factors, it is deemed more likely than not that the fair value of a reporting unit is less than its carrying value, a “two step” quantitative assessment is performed by comparing the carrying value of the reporting unit's net assets (including allocated goodwill) to the fair value of the reporting unit. If the reporting unit's carrying amount is greater than its fair value, a second step is performed whereby the portion of the reporting unit’s fair value relating to goodwill is compared to the carrying value of the reporting unit’s goodwill. The Company recognizes a goodwill impairment charge for the amount by which the carrying value of goodwill exceeds its estimated fair value. In the year to December 31, 2013 the Company has recorded an impairment charge of $198.9 million related to the goodwill allocated to the Company’s former Regenerative Medicine (“RM”) reporting unit. See Note 11 for further details.

(ii)     Other intangible assets

Other intangible assets principally comprise intellectual property rights for products with a defined revenue stream, acquired product technology and IPR&D. Intellectual property rights for currently marketed products and acquired product technology are recorded at fair value and amortized over the estimated useful life of the related product, which ranges from 4 to 24 years (weighted average 20 years). IPR&D acquired through a business combination is capitalized as an indefinite lived intangible asset until the completion or abandonment of the associated R&D efforts. IPR&D is reviewed for impairment using a “one-step” approach which compares the fair value of the IPR&D asset with its carrying amount. An impairment loss is recognized to the extent that the carrying value exceeds the fair value of the IPR&D asset. Once the R&D efforts are completed the useful life of the relevant assets will be determined, and the IPR&D asset amortized over this useful economic life.

The following factors, where applicable, are considered in estimating the useful lives of Other intangible assets:

•	expected use of the asset;

•	regulatory, legal or contractual provisions, including the regulatory approval and review process, patent issues and actions by government agencies;

•	the effects of obsolescence, changes in demand, competing products and other economic factors, including the stability of the market, known technological advances, development of competing drugs that are more effective clinically or economically;

•	actions of competitors, suppliers, regulatory agencies or others that may eliminate current competitive advantages; and

•	historical experience of renewing or extending similar arrangements.

When a number of factors apply to an intangible asset, these factors are considered in combination when determining the appropriate useful life for the relevant asset.

(w)     Non-monetary transactions

The Company enters into certain non-monetary transactions that involve either the granting of a license over the Company’s patents or the disposal of an asset or group of assets in exchange for a non–monetary asset, usually equity. The Company accounts for these transactions at fair value if the Company is able to determine the fair value within reasonable limits. To the extent the Company concludes that it is unable to determine the fair value of a transaction that transaction is accounted for at the recorded amounts of the assets exchanged. Management is required to exercise its judgment in determining whether or not the fair value of the asset received or given up can be determined.

(x)     New accounting pronouncements

Adopted during the period

Balance Sheet Classification of Deferred Taxes

In November 2015 the Financial Accounting Standards Board (“FASB”) issued guidance to simplify the balance sheet presentation of deferred income taxes. The amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position compared to the current practice of classifying deferred income tax liabilities and assets into both current and noncurrent amounts. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in this update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. If an entity applies the guidance prospectively, the entity should disclose in the first interim and first annual period of change, the nature of and reason for the change in accounting principle and a statement that prior periods were not retrospectively adjusted.

Shire adopted this guidance prospectively in the current period presented and the prior year balance sheet classification of deferred taxes has not been adjusted. The adoption of this guidance primarily resulted in a reclassification of net current deferred tax assets to net non-current deferred tax liabilities in the Consolidated Balance Sheet as at December 31, 2015.   See Note 26 for details.

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity

In April 2014 the FASB issued guidance on the reporting of discontinued operations and disclosures of disposals of components of an entity. The amendments in this update revise the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The guidance requires expanded disclosures for discontinued operations which provide users of financial statements with more information about the assets, liabilities, revenues, and expenses of discontinued operations. The guidance also requires an entity to disclose the pre-tax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting.

Shire adopted this guidance in the period, which will be effective for discontinued operations occurring after January 1, 2015. The adoption of this guidance did not impact the Company’s consolidated financial position, results of operations or cash flows.

To be adopted in future periods

Revenue from Contracts with Customers

In May 2014 the FASB and the International Accounting Standards Board (together the “Accounting Standards Boards”) issued a new accounting standard that is intended to clarify and converge the financial reporting requirements for revenue from contracts with customers. The core principle of the standard is that an “entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services”. To achieve that core principle the Accounting Standards Boards developed a five-step model (as presented below) and related application guidance, which will replace most existing revenue recognition guidance in US GAAP.

Five-step model:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Accounting Standards Boards also issued new qualitative and quantitative disclosure requirements as part of the new accounting standard which aims to enable financial statement users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

In August 2015 the FASB decided to defer the effective date of the guidance by one year. Based on this deferral, public entities would need to apply the new guidance for annual reporting periods beginning after December 15, 2017, and interim periods therein. The Company is currently evaluating the impact of adopting this guidance.

Amendments to the Consolidation Analysis

In February 2015 the FASB issued guidance to respond to stakeholders’ concerns about the current accounting for consolidation of certain legal entities. Financial statement users asserted that in certain situations in which consolidation is ultimately required, deconsolidated financial statements are necessary to better analyze the reporting entity’s economic and operational results. Previously, the FASB issued an indefinite deferral for certain entities to partially address those concerns. However, the amendments in this guidance rescind that deferral and address those concerns by making changes to the consolidation guidance.

Under the amendments, all reporting entities are within the scope of Subtopic 810-10, Consolidation, including limited partnerships and similar legal entities, unless a scope exception applies. The presumption that a general partner controls a limited partnership has been eliminated. In addition, fees paid to decision makers that meet certain conditions no longer cause decision makers to consolidate a VIE in certain instances. The amendments place more emphasis in the consolidation evaluation on variable interests other than fee arrangements such as principal investment risk (for example, debt or equity interests), guarantees of the value of the assets or liabilities of the VIE, written put options on the assets of the VIE, or similar obligations, including some liquidity commitments or agreements (explicit or implicit). Additionally, the amendments reduce the extent to which related party arrangements cause an entity to be considered a primary beneficiary.

The amendments are effective for public business entities for fiscal years, and for interim periods therein, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial position, results of operations and cash flows.

Simplifying the Presentation of Debt Issuance Costs

In April 2015 the FASB issued guidance to simplify the presentation of debt issuance costs. The guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update.

In August 2015 the FASB issued further guidance to incorporate the SEC staff’s observation that, given the absence of authoritative guidance, the SEC staff would not object to an entity deferring and presenting debt issuance costs arising from line-of-credit arrangements as an asset and subsequently amortizing these costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.

The amendments in these updates are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods therein. Early adoption is permitted for financial statements that have not been previously issued. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial position, results of operations and cash flows.

Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement

In April 2015 the FASB issued guidance to simplify the customer’s accounting for fees paid in a cloud computing arrangement. The amendments provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The amendments will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted for all entities. An entity can elect to adopt the guidance either a) prospectively to all arrangements entered into or materially modified after the effective date or b) retrospectively. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial position, results of operations and cash flows.

Simplifying the Measurement of Inventory

In July 2015 the FASB issued guidance to simplify the measurement of inventory which currently requires an entity to measure its inventory at the lower of cost or market, whereby market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendment provides guidance that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last in first out or the retail inventory method. This amendment will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted for all entities. The Company is currently evaluating the impact of adopting this guidance.

Simplifying the Accounting for Measurement-Period Adjustments

In September 2015 the FASB issued guidance to simplify the accounting for measurement-period adjustment. The amendments in this update require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The guidance further requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date and present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The guidance will be effective for fiscal year beginning after December 15, 2015, including interim periods within those fiscal years. The guidance should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this update with earlier application permitted for financial statements that have not been issued. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial position, results of operations and cash flows

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016 the FASB issued guidance to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments in this update revises the entity’s accounting related to the classification and measurement of investment in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The guidance will be effective for fiscal year beginning after December 15, 2017, including interim periods within those fiscal years. Upon adoption, entities will be required to make a cumulative effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective. The guidance on equity securities without readily determinable fair value will be applied prospectively to all equity instruments that exist as of the date of the adoption of this standard. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial position, results of operations and cash flows.

(y)     Statutory accounts

The consolidated financial statements as at December 31, 2015 and 2014, and for each of the three years in the period to December 31, 2015 do not comprise statutory accounts within the meaning of Section 434 of the UK Companies Act 2006 or Article 104 of the Companies (Jersey) Law 1991.

Statutory accounts of Shire, consisting of the solus accounts of Shire plc for the year to December 31, 2014 prepared under UK GAAP and in compliance with Jersey law have been delivered to the Registrar of Companies for Jersey. The consolidated accounts of the Company for the year to December 31, 2014 prepared in accordance with US GAAP, in fulfillment of the Company’s United Kingdom Listing Authority (“UKLA”) annual reporting requirements were filed with the UKLA. The auditor’s reports on these accounts were unqualified.

Statutory accounts of Shire, consisting of the solus accounts of Shire plc for the year to December 31, 2015 prepared under UK GAAP and in compliance with Jersey law will be delivered to the Registrar of Companies in Jersey in 2016. The Company further expects to file the consolidated accounts of the Company for the year to December 31, 2015, prepared in accordance with US GAAP, in fulfillment of the Company’s UKLA annual reporting requirements with the UKLA in 2016.

(z)     Reclassification of line item in the consolidated statements of income

The Company concluded that it was appropriate to reclassify the Amortization of Acquired Intangibles from the Selling, General and Administrative line item on the consolidated statements of income. Accordingly, the Company reclassified the Amortization of Acquired Intangibles from the Selling, General and Administrative line item in comparative periods to conform to the current classification.

3.     Business combinations

Proposed combination with Baxalta Incorporated (“Baxalta”)

On January 11, 2016 Shire announced that the boards of directors of Shire and Baxalta had agreed on the terms of a recommended combination of Shire with Baxalta. Under the terms of the agreement, Baxalta shareholders will receive $18.00 in cash and 0.1482 Shire ADSs per Baxalta share. Based on Shire’s closing ADS price on January 8, 2016, this implies a total value of $45.57 per Baxalta share, representing an aggregate consideration of approximately $32 billion.

Baxalta is a global biopharmaceutical company that focuses on developing, manufacturing and commercializing therapies for orphan diseases and underserved conditions in hematology, oncology and immunology.

Closing of the transaction is subject to approval by Shire and Baxalta shareholders, certain regulatory approvals, redelivery of tax opinions initially delivered at signing and other customary closing conditions and representations. The transaction is a class 1 transaction for Shire for the purposes of the UK Listing Rules and requires the approval of Shire shareholders. A shareholder circular, together with notice of the relevant shareholder meeting, will be distributed to Shire shareholders in due course. The parties expect the transaction to close in mid-2016.

Acquisition of Dyax Corp. (“Dyax”)

On January 22, 2016 Shire acquired all of the outstanding share capital of Dyax for $37.30 per share in cash. Under the terms of the merger agreement Dyax shareholders may receive additional value through a non-tradable contingent value right worth $4.00 per share, payable subject to FDA approval of DX-2930.

Dyax was a publicly traded, Massachusetts-based rare disease biopharmaceutical company primarily focused on the development of plasma kallikrein (pKal) inhibitors for the treatment of HAE. Dyax’s most advanced clinical program is SHP643 (formerly DX-2930), a Phase 3 program with the potential for improved efficacy and convenience for HAE patients. SHP643 has received Fast Track, Breakthrough Therapy, and Orphan Drug designations by the FDA and has also received Orphan Drug status in the EU. Dyax also brings the marketed product, KALBITOR, a plasma kallikrein inhibitor for the treatment of acute attacks of HAE in patients 12 years of age and older.

The acquisition of Dyax will be accounted for as a business combination using the acquisition method. The preliminary acquisition-date fair value consideration is $6,330.0 million, comprising cash paid on closing of $5,934.0 million and the preliminary fair value of the contingent value right of $396.0 million (maximum payable $646.0 million). The assets acquired and the liabilities assumed from Dyax will be recorded at the date of acquisition, at their fair value. Shire's consolidated financial statements will reflect these fair values at, and the results of Dyax will be included in Shire's consolidated statement of income from, January 22, 2016. As the initial accounting for the business combination has not yet been completed, further disclosure relating to this acquisition will be included in the Company's Form 10-Q for the three months ended March 31, 2016.

In the year to December 31, 2015 the Company expensed costs of $13.2 million (2014: $nil) relating to the acquisition of Dyax, which have been recorded within integration and acquisition costs in the Company's consolidated income statement.

Acquisition of NPS Pharma

On February 21, 2015 Shire completed its acquisition of 100% of the outstanding share capital of NPS Pharma. The acquisition-date fair value of cash consideration paid on closing was $5,220 million.

The acquisition of NPS Pharma added GATTEX/REVESTIVE, approved in the US and EU for the treatment of adults with Short Bowel Syndrome (“SBS”) who are dependent on parenteral support, a rare and potentially fatal gastrointestinal disorder and NATPARA/NATPAR approved in the US and indicated as an adjunct to calcium and vitamin D to control hypocalcemia in patients with HPT, a rare endocrine disease, to Shire’s portfolio of currently marketed products.

The acquisition of NPS Pharma has been accounted for as a business combination using the acquisition method. The assets acquired and the liabilities assumed from NPS Pharma have been recorded at their preliminary fair values at the date of acquisition, being February 21, 2015. The Company’s consolidated financial statements include the results of NPS Pharma from February 21, 2015.

The amount of NPS Pharma’s post-acquisition revenues and pre-tax losses included in the Company’s consolidated statement of income for the year to December 31, 2015 were $285.9 million and $96.7 million respectively. The pre-tax loss includes charges relating to the unwind of inventory fair value adjustments of $29.8 million, intangible asset amortization of $260.3 million and integration costs of $90.1 million.

The purchase price allocation was finalized in the fourth quarter of 2015. The Company’s allocation of the purchase price to the fair value of assets acquired and liabilities assumed, including measurement period adjustments recorded during 2015, is outlined below:

Fair value
$’M

ASSETS
Current assets:
Cash and cash equivalents	41.6
Short-term investments	67.0
Accounts receivable	33.4
Inventories	89.4
Other current assets	11.1
Total current assets	242.5

Non-current assets:
PP&E	4.8
Goodwill	1,551.0
Other intangible assets
- currently marketed products	4,640.0
- royalty rights (categorized as "Other amortized intangible assets" )	353.0
Total assets	6,791.3
LIABILITIES
Current liabilities:
Accounts payable and other current liabilities	75.7
Short-term debt	27.4

Non-current liabilities:
Long-term debt, less current portion	78.9
Deferred tax liabilities	1,385.2
Other non-current liabilities	4.5
Total liabilities	1,571.7

Fair value of identifiable assets acquired and liabilities assumed	5,219.6

Consideration	_______________
Cash consideration paid	5,219.6

(a) Other intangible assets – currently marketed products

Other intangible assets totaling $4,640.0 million relate to intellectual property rights acquired for NPS Pharma’s currently marketed products, primarily attributed to NATPARA/NATPAR and GATTEX/REVESTIVE. The fair value of the currently marketed products is and has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to each separately identifiable intangible asset.

The estimated useful lives of the NATPARA/NATPAR and GATTEX/REVESTIVE intangible assets are 24 years, with amortization being recorded on a straight-line basis.

(b) Other intangible assets – Royalty rights

Other intangibles totaling $353.0 million relate to the royalty rights arising from the collaboration agreements with Amgen, Janssen and Kyowa Hakko Kirin. Amgen markets cinacalcet HCl as SENSIPAR in the US and as MIMPARA in the EU; Janssen Pharmaceuticals markets tapentadol as Nucynta in the US; and Kyowa Hakko Kirin markets cinacalcet HCI as REGPARA in Japan, Hong Kong, Malaysia, Macau, Singapore, and Taiwan. NPS Pharma is entitled to royalties from the relevant net sales of these products.

The fair value of these royalty rights has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to each royalty right.

The estimated useful lives of these royalty rights range from 4 to 5 years (weighted average 4 years), with amortization being recorded on a straight-line basis.

(c) Goodwill

Goodwill arising of $1,551.0 million, which is not deductible for tax purposes, includes the expected synergies that will result from combining the operations of NPS Pharma with the operations of Shire, particularly those synergies expected to be realized due to Shire’s structure; intangible assets that do not qualify for separate recognition at the time of the acquisition; and the value of the assembled workforce.

In the year to December 31, 2015 the Company expensed costs of $144.5 million (2014: $nil) relating to the acquisition and post-acquisition integration of NPS Pharma, which have been recorded within Integration and acquisition costs in the Company’s consolidated statement of income.

Supplemental disclosure of pro forma information

The following unaudited pro forma financial information presents the combined results of the operations of Shire and NPS Pharma as if the acquisition of NPS Pharma had occurred as at January 1, 2014. The unaudited pro forma financial information is not necessarily indicative of what the consolidated results of operations actually would have been had the acquisition been completed at the date indicated. In addition, the unaudited pro forma financial information does not purport to project the future results of operations of the combined Company.

	December 31,		December 31,
	2015		2014
	$’M		$’M
Revenues	6,446.6		6,246.1

Net income from continuing operations	1,293.6		2,950.7

Per share amounts:
Net income from continuing operations per share - basic	219.1	c	502.9	c

Net income from continuing operations per share - diluted	218.1	c	499.0	c

The unaudited pro forma financial information above reflects the following pro forma adjustments:

(i)	an adjustment to decrease net income by $105.3 million for the year to December 31, 2014 to reflect acquisition costs incurred by Shire and NPS Pharma, and increase net income by $105.3 million for the year to December 31, 2015 to eliminate acquisition costs incurred;

(ii)	an adjustment to decrease net income by $18.8 million for the year to December 31, 2014 to reflect charges on the unwind of inventory fair value adjustments as acquisition date inventory is sold, and a corresponding increase in net income for the year to December 31, 2015;

(iii)	an adjustment of $22.2 million in the year to December 31, 2014 to reflect additional interest expense associated with the drawdown of debt to partially finance the acquisition of NPS Pharma and the amortization of related deferred debt issuance costs; and

(iv)	an adjustment to increase amortization expense by approximately $22.2 million in the year to December 31, 2015 and $177.0 million in the year to December 30, 2014 related to amortization of the fair value of identifiable intangible assets acquired and the elimination of NPS Pharma’s historical intangible asset amortization expense.

The adjustments above are stated net of their tax effects, where applicable.

Acquisition of Foresight Biotherapeutics, Inc. (“Foresight”)

On July 30, 2015 Shire completed the acquisition of 100% of the outstanding share capital of Foresight, a privately owned company incorporated in New York. The acquisition-date fair value of cash consideration, which was paid on closing, was $298.8 million.

With this acquisition, Shire acquired the global rights to SHP640 (formerly FST-100), a Phase-3 ready therapy for the treatment of infectious conjunctivitis, an ocular surface condition commonly referred to as pink eye.

The acquisition of Foresight has been accounted for as a business combination using the acquisition method. The assets and liabilities acquired from Foresight have been recorded at their preliminary fair values at the date of acquisition, being July 30, 2015. The Company’s consolidated financial statements include the results of Foresight from July 30, 2015.

The purchase price allocation is preliminary pending the determination of the fair values of certain assets and liabilities. The purchase price has been allocated on a preliminary basis to the SHP640 IPR&D intangible asset ($300.0 million), net current assets assumed ($3.0 million), net non-current liabilities assumed (including deferred tax liabilities) ($116.6 million) and goodwill ($112.4 million). Goodwill is not deductible for tax purposes.

Unaudited pro forma financial information to present the combined results of operations of Shire and Foresight is not provided as the impact of this acquisition is not material to the Company’s results of operations for any period presented.

Acquisition of Solpharm d.o.o (“Solpharm”)

On September 28, 2015 Shire completed the acquisition of 100% of the outstanding share capital of Solpharm, a privately-owned company incorporated in Croatia. The acquisition-date fair value of consideration was $5.2 million, comprising cash paid on closing of $4.5 million and the fair value of contingent consideration payable of $0.7 million (maximum payable $3.1 million dependent upon achievement of post-closing milestones). Shire has preliminarily allocated the purchase price to goodwill ($4.4 million) and other net assets ($0.8 million).

Unaudited pro forma financial information to present the combined results of operations of Shire and Solpharm is not provided as the impact of this acquisition is not material to the Company’s results of operations for any period presented.

Acquisition of Meritage Pharma Inc. (“Meritage”)

Prior to the acquisition of ViroPharma Incorporated (“ViroPharma”) by Shire (see below), ViroPharma had entered into an exclusive development and option agreement with Meritage, a privately owned US company focusing on developing oral budesonide suspension (“OBS”) as a treatment for eosinophilic esophagitis. Under the terms of this agreement Meritage controlled and conducted all related research up to achievement of pre-defined development success criteria at which point ViroPharma had the option to acquire Meritage.

On February 18, 2015, following the exercise of the purchase option, Shire acquired all the outstanding equity of Meritage. The acquisition date fair value of the consideration totalled $166.9 million, comprising cash consideration paid on closing of $74.8 million and the fair value of contingent consideration payable of $92.1 million. The maximum amount of contingent cash consideration which may be payable by Shire in future periods is $175.0 million dependent upon achievement of certain clinical development and regulatory milestones.

With the Meritage acquisition, Shire has acquired the global rights to Meritage’s Phase 3-ready compound, OBS (now SHP621), for the treatment of adolescents and adults with eosinophilic esophagitis.

The acquisition of Meritage has been accounted for as a business combination using the acquisition method. The assets and liabilities assumed from Meritage have been recorded at their fair values at the date of acquisition, being February 18, 2015. The Company’s consolidated financial statements and results of operations include the results of Meritage from February 18, 2015.

The purchase price allocation is final. The purchase price has been allocated to acquired SHP621 IPR&D intangible asset ($175.0 million), net current assets assumed ($5.5 million), net non-current liabilities assumed (including deferred tax liabilities) ($45.9 million) and goodwill ($32.3 million). Goodwill is not deductible for tax purposes.

Unaudited pro forma financial information to present the combined results of operations of Shire and Meritage is not provided as the impact of this acquisition is not material to the Company’s results of operations for any period presented.

Acquisition of ViroPharma

On January 24, 2014 Shire completed its acquisition of 100% of the outstanding share capital of ViroPharma. The acquisition-date fair value of cash consideration paid on closing was $3,997 million.

The acquisition of ViroPharma added CINRYZE to Shire’s portfolio of currently marketed products. CINRYZE is a leading brand for the prophylactic treatment of Hereditary Angioedema (“HAE”) in adolescents and adults.

The acquisition of ViroPharma has been accounted for as a business combination using the acquisition method. The assets acquired and the liabilities assumed from ViroPharma have been recorded at their fair values at the date of acquisition, being January 24, 2014. The Company’s consolidated financial statements include the results of ViroPharma from January 24, 2014.

The purchase price allocation was finalized in the fourth quarter of 2014. The Company’s allocation of the purchase price to the fair value of assets acquired and liabilities assumed is outlined below:

Acquisition date fair value
$’M
Identifiable assets acquired and liabilities assumed
ASSETS
Current assets:
Cash and cash equivalents	232.6
Short-term investments	57.8
Accounts receivable	52.2
Inventories	203.6
Deferred tax assets	100.7
Purchased call option	346.7
Other current assets	50.9

Total current assets	1,044.5

Non-current assets:
PP&E	24.7
Goodwill	1,655.5
Other intangible assets
- Currently marketed products	2,320.0
- In-Process Research and Development (“IPR&D”)	315.0
Other non-current assets	10.4
Total assets	5,370.1

LIABILITIES
Current liabilities:
Accounts payable and other current liabilities	122.7
Convertible bond	551.4

Non-current liabilities:
Deferred tax liabilities	603.5
Other non-current liabilities	95.5

Total liabilities	1,373.1

Fair value of identifiable assets acquired and liabilities assumed	3,997.0

Consideration
Cash consideration paid	3,997.0

(a) Other intangible assets – currently marketed products

Other intangible assets totaled $2,320.0 million at the date of acquisition, relating to intellectual property rights acquired for ViroPharma’s then currently marketed products, primarily attributed to CINRYZE, for the routine prophylaxis against HAE attacks in adolescent and adult patients. Shire also obtained intellectual property rights to three other commercialized products, PLENADREN, an orphan drug for the treatment of adrenal insufficiency in adults, BUCCOLAM, an oromucosal solution for the treatment of prolonged, acute, and convulsive seizures in infants, toddlers, children and adolescents and VANCOCIN, an oral capsule formulation for the treatment of C. difficile-associated diarrhea (“CDAD”), which was divested by Shire in the third quarter of 2014. The fair value of currently marketed products has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to each separately identifiable intangible asset.

The estimated useful lives of the CINRYZE, PLENADREN and BUCCOLAM intangible assets range from 10 to 23 years (weighted average 22 years), with amortization being recorded on a straight-line basis.

(b) Other intangible assets – IPR&D

The IPR&D asset of $315.0 million relates to maribavir (now SHP620), an investigational antiviral product for cytomegalovirus. The fair value of this IPR&D asset was estimated based on an income approach, using the present value of incremental after tax cash flows expected to be generated by this development project after the deduction of contributory asset charges for other assets employed in this project. The estimated cash flows have been probability adjusted to take into account the stage of completion and the remaining risks and uncertainties surrounding the future development and commercialization.

The major risks and uncertainties associated with the timely completion of the acquired IPR&D project include the ability to confirm the efficacy of the technology based on the data from clinical trials, and obtaining the relevant regulatory approvals as well as other risks as described in the Company’s Annual Report on Form 10-K. The valuation of IPR&D has been based on information available at the time of the acquisition (and information obtained during the measurement period) and on expectations and assumptions that (i) have been deemed reasonable by the Company’s management and (ii) are based on information, expectations and assumptions that would be available to a market participant. However, no assurance can be given that the assumptions and events associated with such assets will occur as projected. For these reasons, the actual cash flows may vary from forecast future cash flows.

The estimated probability adjusted after tax cash flows used in fair valuing other intangible assets have been discounted at rates ranging from 9.5% to 10.0%.

(c) Goodwill

Goodwill arising of $1,655.5 million, which is not deductible for tax purposes, includes the expected operational synergies that will result from combining the commercial operations of ViroPharma with those of Shire; other synergies expected to be realized due to Shire’s structure; intangible assets that do not qualify for separate recognition at the time of the acquisition; and the value of the assembled workforce.

Acquisition of Lumena Pharmaceuticals, Inc. (“Lumena”)

On June 11, 2014 Shire completed the acquisition of 100% of the outstanding share capital of Lumena, a privately owned US incorporated biopharmaceutical company. The acquisition date fair value of the consideration totaled $464.3 million, comprising cash consideration paid on closing of $300.3 million and the fair value of contingent consideration payable of $164 million. In the year to December 31, 2015 Shire settled all future contingent milestones payable for a one-time cash payment of $90 million.

This acquisition brought two novel, orally active therapeutic compounds SHP625 (formerly LUM001) and SHP626 (formerly LUM002). Both compounds are inhibitors of the apical sodium-dependent bile acid transport (“ASBT”), which is primarily responsible for recycling bile acids from the intestine to the liver. At acquisition date SHP625 was being investigated for the potential relief of the extreme itching associated with cholestatic liver disease and three other indications. In the year to December 31, 2015 Shire fully impaired the SHP625 IPR&D intangible asset (see Note 12 for further details). SHP626 is in development for the treatment of nonalcoholic steatohepatitis.

The acquisition of Lumena has been accounted for as a business combination using the acquisition method. The assets and liabilities assumed from Lumena have been recorded at their fair values at the date of acquisition, being June 11, 2014. The Company’s consolidated financial statements and results of operations include the results of Lumena from June 11, 2014.

The purchase price has been allocated to acquired IPR&D ($467 million), net current assets assumed ($52.6 million, including cash of $46.3 million), net non-current liabilities assumed (including deferred tax liabilities) ($169.9 million) and goodwill ($114.6 million). Goodwill arising of $114.6 million is not deductible for tax purposes.

Acquisition of Fibrotech Therapeutics Pty Ltd. (“Fibrotech”)

On July 4, 2014 Shire completed its acquisition of Fibrotech, an Australian biopharmaceutical company developing a new class of orally available drugs with a novel mechanism of action which has the potential to address both the inflammatory and fibrotic components of disease processes. The acquisition of Fibrotech is expected to strengthen the Company’s growing and innovative portfolio targeting renal and fibrotic diseases, and leverage existing renal capabilities.

The acquisition date fair value of the consideration totaled $122.6 million, comprising cash consideration paid on closing of $75.6 million and the fair value of contingent consideration payable of $47 million. The maximum amount of contingent cash consideration which may be payable by Shire in future periods is $482.5 million dependent upon achievement of certain clinical development, regulatory and commercial milestones.

The acquisition of Fibrotech has been accounted for as a business combination using the acquisition method. The assets and liabilities assumed from Fibrotech have been recorded at their fair values at the date of acquisition being July 4, 2014. The Company’s consolidated financial statements and results of operations include the results of Fibrotech from July 4, 2014.

The purchase price has been allocated to acquired IPR&D ($11 million), net current assets ($1.4 million) and goodwill ($110.2 million). Goodwill arising of $110.2 million is not deductible for tax purposes. Goodwill generated from the acquisition was primarily attributed to acquired scientific knowledge in fibrotic diseases and the potential to optimize the novel mechanism of action to other fibrotic conditions.

Other Acquisitions

On July 9, 2014 Shire acquired BIKAM Pharmaceuticals, Inc. (“BIKAM”), a US-based biopharmaceutical company with pre-clinical compounds that could provide an innovative approach to treating autosomal dominant retinitis pigmentosa (adRP). In the third quarter of 2014 Shire also acquired certain assets and employees related to the production of BUCCOLAM from its previous contract manufacturer SCM Pharma Limited (“SCM”). The aggregate acquisition date fair value of the consideration for these two acquisitions was $17.9 million, comprising cash paid on closing of $12.1 million and the fair value of contingent consideration payable in respect of BIKAM of $5.8 million. In respect of BIKAM following achievement and payment of the first development milestone in the year to December 31, 2015, the maximum contingent consideration which may now be payable by Shire in future periods is $89.5 million contingent upon the achievement of certain development, regulatory and commercial milestones.

In connection with these two acquisitions, Shire has recorded $1 million in current assets, $4.8 million in non-current assets and $12.1 million in goodwill.

Acquisition of SARcode Bioscience Inc. (“SARcode”)

On April 17, 2013 Shire completed the acquisition of 100% of the outstanding share capital of SARcode. The acquisition date fair value of consideration totaled $368 million, comprising cash consideration paid on closing of $151 million and the acquisition date fair value of contingent consideration payable of $217 million. Following top-line Phase 3 study results in December 2013, the maximum amount of contingent cash consideration which may now be payable by Shire in future periods is $225 million dependent upon achievement of certain net sales milestones.

This acquisition brought the global rights of lifitegrast (now SHP606) into Shire’s portfolio which, at acquisition date, was in Phase 3 development for the treatment of DED.

Top-line results from OPUS-2, a Phase 3 efficacy and safety study of 5.0% SHP606 ophthalmic solution, were announced on December 6, 2013. On April 30, 2014 Shire announced top-line results from the prospective randomized, double-masked, placebo-controlled SONATA trial which indicated no ocular or drug-related serious adverse events. Following a meeting with the FDA, on May 16, 2014 Shire announced that it intended to submit an NDA for SHP606 in the first quarter of 2015 as a treatment for signs and symptoms for DED in adults. On April 9, 2015 Shire announced that the FDA had accepted the NDA and had granted the NDA Priority Review designation. The FDA set an action date of October 25, 2015, based on the Prescription Drug User Fee Act V (”PDUFA”).

On October 16, 2015 the FDA requested an additional clinical study as part of a complete response letter to the NDA. The FDA also requested more information related to product quality. On October 27, 2015, Shire announced positive topline results from the OPUS-3 trial. These data showed OPUS-3 met the primary endpoint of significantly improving patient-reported symptoms of DED from baseline to day 84 (p=0.0007).  Additionally, OPUS-3 met the secondary endpoints of symptom improvement from baseline to days 14 and 42 (p<0.0001 for both endpoints). Shire used these data as part of the resubmission of the NDA on January 22, 2016. On February 4, 2016, Shire announced that the FDA had acknowledged receipt of the resubmission of the NDA. The FDA determined that the submission was a complete response and has assigned a 6-month review period for the NDA and a PDUFA date of July 22, 2016.

The acquisition of SARcode has been accounted for as a business combination using the acquisition method. The assets and liabilities assumed from SARcode have been recorded at their fair values at the date of acquisition, being April 17, 2013. The Company’s consolidated financial statements and results of operations include the results of SARcode from April 17, 2013.

The purchase price has been allocated to acquired IPR&D in respect of SHP606 ($412 million), net current liabilities assumed ($8.2 million), net non-current liabilities assumed, including deferred tax liabilities ($122.4 million) and goodwill ($86.6 million). This acquisition resulted in goodwill of $86.6 million, which is not deductible for tax purposes. Goodwill includes the value of the assembled workforce and the related scientific expertise in ophthalmology which allows for potential expansion into a new therapeutic area.

Acquisition of Premacure AB (“Premacure”)

On March 8, 2013 Shire completed the acquisition of 100% of the outstanding share capital of Premacure, a privately-owned Swedish biotechnology company. The acquisition date fair value of the consideration totaled $140.2 million, comprising cash consideration paid on closing of $30.6 million, and the fair value of contingent consideration payable of $109.6 million. The maximum amount of contingent cash consideration which may be payable by Shire in future periods, dependent upon the successful completion of certain development and commercial milestones, is $169 million. Shire will also pay royalties on relevant net sales.

Premacure was developing a protein replacement therapy SHP607 (formerly referred to as “PREMIPLEX”) currently in Phase 2 development, for the prevention of Retinopathy of Prematurity (“ROP”). ROP is a rare and potentially blinding eye disorder that primarily affects premature infants and is one of the most common causes of visual loss in childhood. Together, the acquisitions of SARcode and Premacure build Shire’s presence in the ophthalmic therapeutic area. In December 2014 Shire received notification that SHP607 was granted fast Track designation by the FDA. In addition, SHP607 has been granted orphan drug designation in both the US and EU. A Phase 2 clinical trial completed enrolment in December 2015.

The acquisition of Premacure has been accounted for as a business combination using the acquisition method. The assets and the liabilities assumed from Premacure have been recorded at their fair values at the date of acquisition, being March 8, 2013. The Company’s consolidated financial statements and results of operations include the results of Premacure from March 8, 2013.

The purchase price has been allocated to acquired IPR&D in respect of SHP607 ($151.8 million), net current liabilities assumed ($11.7 million), net non-current liabilities assumed, including deferred tax liabilities ($29.5 million) and goodwill ($29.6 million). This acquisition resulted in goodwill of $29.6 million, which is not deductible for tax purposes.

Acquisition of Lotus Tissue Repair, Inc. (“Lotus Tissue Repair”)

On February 12, 2013 Shire completed the acquisition of 100% of the outstanding share capital of Lotus Tissue Repair, a privately-owned US biotechnology company. The acquisition date fair value of consideration totaled $174.2 million, comprising cash consideration paid on closing of $49.4 million, and the fair value of contingent consideration payable of $124.8 million. The maximum amount of contingent cash consideration which may be payable by Shire in future periods is $275 million. The amount of contingent cash consideration ultimately payable by Shire is dependent upon achievement of certain pre-clinical and clinical development milestones.

Lotus Tissue Repair was developing a proprietary recombinant form of human collagen Type VII (“rC7”) as the first and only intravenous protein replacement therapy currently being investigated for the treatment of Dystrophic Epidermolysis Bullosa (“DEB”).  DEB is a devastating orphan disease for which there is no currently approved treatment option other than palliative care. The acquisition added to Shire’s pipeline a late-stage pre-clinical product for the treatment of DEB with global rights. In the year to December 31, 2015 Shire fully impaired the SHP608 IPR&D intangible asset (see Note 12 for further details).

The acquisition of Lotus Tissue Repair has been accounted for as a business combination using the acquisition method. The assets and the liabilities assumed from Lotus Tissue Repair have been recorded at their fair values at the date of acquisition, being February 12, 2013. The Company’s consolidated financial statements and results of operations include the results of Lotus Tissue Repair from February 12, 2013.

The purchase price has been allocated to acquired IPR&D in respect of rC7, now SHP608 ($176.7 million), net current assets assumed ($6.8 million), net non-current liabilities assumed, including deferred tax liabilities ($63.4 million) and goodwill ($54.1 million). This acquisition resulted in goodwill of $54.1 million, which is not deductible for tax purposes.

4.     Reorganization costs

One Shire business reorganization

On May 2, 2013, the Company initiated the reorganization of its business to integrate the three divisions into a simplified One Shire organization in order to drive future growth and innovation.

In 2014 certain aspects of the One Shire program were temporarily put on hold due to AbbVie’s offer for Shire, which was terminated in October 2014. Subsequent to the termination of AbbVie’s offer, Shire announced on November 10, 2014 its plans to relocate over 500 positions to Lexington, Massachusetts from its Chesterbrook, Pennsylvania, site and establish Lexington as the Company’s US operational headquarters in continuation of the One Shire efficiency program. This relocation will streamline business globally through two principal locations, Massachusetts and Switzerland, with support from regional and country-based offices around the world.

In the year to December 31, 2015 the Company incurred reorganization costs totaling $97.9 million respectively, relating to employee involuntary termination benefits and other reorganization costs. Reorganization costs of $343.4 million have been incurred since the reorganization began in May 2013. The One Shire reorganization is now substantially complete. The Company estimates that further costs in respect of the One Shire reorganization of approximately $50 million will be expensed as incurred during the first half of 2016.

The liability for reorganization costs arising from the One Shire business reorganization at December 31, 2015 is as follows:

	Opening liability	Amount		Closing liability at
	at January 1,	charged to re-		December 31,
	2015	organization	Paid/Utilized	2015
	$'M	$'M	$'M	$'M

Involuntary termination benefits	38.0	65.4	(88.4)	15.0
Other reorganization costs	-	32.5	(22.4)	10.1
	38.0	97.9	(110.8)	25.1

At December 31, 2015 the closing reorganization cost liability was recorded within accounts payable and accrued expenses.

5.     Integration and acquisition costs

For the year to December 31, 2015 Shire recorded net integration and acquisition costs of $39.8 million. The net integration and acquisition costs principally comprises costs related to the acquisition and integration of NPS Pharma, Viropharma, Dyax and the proposed combination with Baxalta ($189.7 million), offset by a net credit relating to the change in the fair value of contingent consideration liabilities ($149.9 million). This net credit principally relates to the acquisition of Lumena, reflecting the agreement in the third quarter of 2015 to settle all future contingent milestones payable to former Lumena shareholders for a one-time cash payment of $90 million and the acquisition of Lotus Tissue Repair, Inc. reflecting a lower probability of success for the SHP608 asset (for the treatment of Dystrophic Epidermolysis Bullosa (“DEB”)) as a result of certain preclinical toxicity findings (see note 12 for further details).

In the year to December 31, 2014 Shire recorded integration and acquisition costs of $158.8 million, comprised of $144.1 million relating to the acquisition and integration of ViroPharma and a net charge of $14.7 million relating to the change in fair value of contingent consideration liabilities (principally in relation to the acquisition of SARcode Bioscience Inc. (“SARcode”), reflecting Shire’s increased confidence in the SHP606 asset, offset by credits in relation to the acquisition of FerroKin BioSciences, Inc., reflecting the decision to place the Phase 2 clinical trial for SHP602 on clinical hold).

In the year to December 31, 2013 Shire recorded a net credit to integration and acquisition costs of $134.1 million, comprising costs associated with the acquisitions of ViroPharma, SARcode and Lotus of $25.0 million which were more than offset by a net credit related to the change in the fair value of contingent consideration liabilities of $159.1 million (principally in relation to the acquisition of SARcode following receipt of OPUS-2 trial results).

6.     Accounts receivable, net

Accounts receivable at December 31, 2015 of $1,201.2 million (December 31, 2014: $1,035.1 million), are stated at the invoiced amount and net of provision for discounts and doubtful accounts of $55.8 million (December 31, 2014: $48.5 million, 2013: $47.9 million).

Provision for discounts and doubtful accounts:

	2015	2014	2013
	$’M	$’M	$’M
As at January 1,	48.5	47.9	41.7
Provision charged to operations	424.2	338.2	306.8
Provision utilization	(416.9)	(337.6)	(300.6)
As at December 31,	55.8	48.5	47.9

At December 31, 2015 accounts receivable included $79.0 million (December 31, 2014: $59.0 million) related to royalty income.

7.     Inventories

Inventories are stated at the lower of cost or market. Inventories comprise:

	December 31,	December 31,
	2015	2014
	$’M	$’M
Finished goods	184.9	136.0
Work-in-progress	302.0	305.3
Raw materials	148.5	103.5
	635.4	544.8

8.     Results of discontinued operations

Following the divestment of the Company’s DERMAGRAFT business in January 2014, the operating results associated with the DERMAGRAFT business have been classified as discontinued operations in the consolidated statements of income for all periods presented. In the year to December 31, 2015 the Company recorded a loss from discontinued operations of $34.1 million (net of tax of $18.9 million), primarily relating to a change in estimate in relation to reserves for onerous leases retained by the Company.

In the year to December 31, 2014 the Company recorded a gain from discontinued operations of $122.7 million (net of tax of $211.3 million). The gain from discontinued operations in the year to December 31, 2014 includes a tax credit of $211.3 million primarily driven by a tax benefit arising following a reorganization of the former Regenerative Medicine business undertaken in the fourth quarter of 2014, associated with the divestment of the DERMAGRAFT business in the first quarter of 2014. This gain was partially offset by costs associated with the divestment of the DERMAGRAFT business, including a loss on re-measurement of contingent consideration receivable from Organogenesis to its fair value. The loss from discontinued operations in 2013 of $754.5 million (net of tax of $326.4 million) included a goodwill impairment charge of $191.8 million and a charge of $636.9 million upon re-measurement of the divested assets to their fair values less costs to sell.

9.     Prepaid expenses and other current assets

	December 31,	December 31,
	2015	2014
	$’M	$’M
Prepaid expenses	35.6	36.9
Income tax receivable	73.6	121.5
Value added taxes receivable	18.2	13.8
Other current assets	70.0	49.3
	197.4	221.5

10.     Property, plant and equipment, net

	December 31,	December 31,
	2015	2014
	$’M	$’M
Land and buildings	703.1	717.1
Office furniture, fittings and equipment	529.8	494.2
Warehouse, laboratory and manufacturing equipment	297.6	290.0
Assets under construction	93.7	43.9
	1,624.2	1,545.2
Less: Accumulated depreciation	(796.1)	(707.7)
	828.1	837.5

Depreciation expense for the years to December 31, 2015, 2014 and 2013 was $138.5 million, $163.5 million and $127.6 million, respectively.

11.     Goodwill

	December 31,	December 31,
	2015	2014
	$’M	$’M
Goodwill arising on businesses acquired	4,147.8	2,474.9

In the year to December 31, 2015 the Company completed the acquisitions of NPS Pharma, Meritage, Foresight and Solpharm which resulted in aggregate goodwill of $1,700.1 million (see Note 3 for details).

	2015	2014
	$’M	$’M
As at January 1,	2,474.9	624.6
Acquisitions	1,700.1	1,890.5
Foreign currency translation	(27.2)	(40.2)
As at December 31,	4,147.8	2,474.9

12.     Other intangible assets, net

	December 31,	December 31,
	2015	2014
	$’M	$’M
Amortized intangible assets
Intellectual property rights acquired for currently marketed products	9,371.9	4,816.9
Other intangible assets[1]	375.0	30.0
	9,746.9	4,846.9
Unamortized intangible assets
Intellectual property rights acquired for IPR&D	1,362.0	1,550.0
	11,108.9	6,396.9

Less: Accumulated amortization[2]	(1,935.6)	(1,462.5)
	9,173.3	4,934.4

1.	Other intangible assets primarily comprises of royalty right assets acquired with NPS Pharma.

2.	Comprising $1,852.1 million of accumulated amortization for intellectual property rights acquired for currently marketed products and $83.5 million for other intangible assets.

The change in the net book value of other intangible assets for the year to December 31, 2015 and 2014 is shown in the table below:

	Other intangible assets
	2015	2014
	$’M	$’M
As at January 1,	4,934.4	2,312.6
Acquisitions	5,474.9	3,118.6
Divestment of non-core products	-	(17.3)
Amortization charged	(498.7)	(243.8)
Impairment charges	(643.7)	(190.3)
Foreign currency translation	(93.6)	(45.4)
As at December 31,	9,173.3	4,934.4

In the year to December 31, 2015 the Company acquired intangible assets totaling $5,475 million, primarily relating to the fair value of intangible assets for currently marketed products and royalty right assets acquired with NPS Pharma of $4,993 million and IPR&D assets of $475 million acquired with Meritage and Foresight (see Note 3 for further details).

The Company reviews its intangible assets for impairment whenever events or circumstances suggest that their carrying value may not be recoverable. In the year to December 31, 2015 the Company identified indicators of impairment in respect of its SHP625 (for the treatment of cholestatic liver disease), and SHP608 (for the treatment of DEB) IPR&D assets.

The indicators of impairment related to SHP625 in 2015 included the results of three Phase 2 studies, comprising a 13-week study of 20 paediatric patients with Alagille syndrome (“ALGS”), a 13 week, double blind, placebo-controlled trial in combination with ursodeoxycholic acid (“UDCA”) for patients with Primary Biliary Cirrhosis (“PBC”), and preliminary results from a 72 week open label Phase 2 study in Progressive Familial Intrahepatic Cholestasis (“PFIC”).  Although both the ALGS and PBC trials indicated a reduction in bile serum acids in the SHP625 treated group, neither of these trials met their primary or secondary endpoints. The interim analysis in the PFIC trial was based on the first 12 subjects who completed 13 weeks of treatment per protocol. There was no statistically significant reduction in mean serum bile acid levels from baseline. Following receipt of these results, the Company also updated its revenue and profitability forecasts for ALGS and PFIC.

As a result of these impairment indicators, the Company reviewed the recoverability of its SHP625 IPR&D asset and recorded impairment charges totaling $467 million (within R&D expenses in the consolidated statement of income) in 2015, to record the SHP625 IPR&D asset to its revised fair value of $nil. This fair value was based on the revised discounted cash flow forecasts associated with SHP625, which included a reduced probability of achieving regulatory approval.

For SHP608, preclinical toxicity findings in the second quarter of 2015 have led to a significant reduction in the probability of achieving regulatory approval of this asset. As a result, the Company recorded an impairment charge of $176.7 million within R&D expenses in the consolidated statement of income to fully write off the SHP608 IPR&D asset.

The fair values of the related contingent consideration liabilities arising from the Lumena and Lotus Tissue Repair acquisitions (through which Shire acquired SHP625 and SHP608 respectively) have also been reduced, resulting in a credit of $203.2 million being recorded in Integration and acquisition costs for the year ended December 31, 2015.

In the year to December 31, 2014 the Company identified indicators of impairment in respect of its SHP602 (iron chelating agent for the treatment of iron overload secondary to chronic transfusion) and SHP613 (for the treatment of improvement in patency of arteriovenous access in hemodialysis patients) IPR&D assets. The Company therefore reviewed the recoverability of its SHP602 and SHP613 IPR&D assets and recorded an impairment charge of $166.0 million and $22.0 million, respectively, within R&D expenses in the consolidated statement of income to record the IPR&D assets to their revised fair value.

Management estimates that the annual amortization charge in respect of intangible assets held at December 31, 2015 will be approximately $465 million for each of the five years to December 31, 2020. Estimated amortization expense can be affected by various factors including future acquisitions, disposals of product rights, regulatory approval and subsequent amortization of acquired IPR&D projects, foreign exchange movements and the technological advancement and regulatory approval of competitor products.

13.     Accounts payable and accrued expenses

	December 31,	December 31,
	2015	2014
	$’M	$’M
Trade accounts payable and accrued purchases	336.3	247.7
Accrued rebates – Medicaid	632.2	563.9
Accrued rebates – Managed care	350.2	318.2
Sales return reserve	128.3	131.7
Accrued bonuses	152.0	150.7
Accrued employee compensation and benefits payable	102.5	109.1
R&D accruals	65.3	88.3
Other accrued expenses	283.8	299.8
	2,050.6	1,909.4

14.     Other current liabilities

	December 31,	December 31,
	2015	2014
	$’M	$’M
Income taxes payable	73.5	16.2
Value added taxes	21.8	16.6
Contingent consideration payable	19.5	194.5
Other current liabilities	29.2	35.2
	144.0	262.5

15.     Borrowings

	December 31,	December 31,
	2015	2014
	$’M	$’M

Short term borrowings:
Borrowings under the Revolving Credit Facilities Agreement (the “RCF”)	750.0	-
Borrowings under the January 2015 Facility Agreement	750.0	-
Borrowings under the 2013 Facilities Agreement	-	850.0
Secured non-recourse debts	11.5	-
	1,511.5	850.0
Long term borrowings:
Secured non-recourse debts	69.9	-
	1,581.4	850.0

Revolving Credit Facilities Agreement

On December 12, 2014, Shire entered into a $2,100 million revolving credit facilities agreement (the “RCF”) with a number of financial institutions, for which Abbey National Treasury Services PLC (trading as Santander Global Banking and Markets), Bank of America Merrill Lynch International Limited, Barclays Bank PLC, Citigroup Global Markets Limited, Lloyds Bank PLC, The Royal Bank of Scotland PLC and Sumitomo Mitsui Banking Corporation acted as mandated lead arrangers and bookrunners and DNB Bank ASA, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Credit Suisse AG, London Branch, Deutsche Bank Luxembourg S.A., Goldman Sachs Bank USA, Mizuho Bank, Ltd. and Morgan Stanley Bank International Limited acted as arrangers. Shire is an original borrower and original guarantor under the RCF. Shire has agreed to act as guarantor for any of its subsidiaries that become additional borrowers under the RCF. As at December 31, 2015 the Company utilized $750 million of the RCF.

The RCF, which terminates on December 12, 2020, may be applied towards financing the general corporate purposes of Shire. The RCF incorporates a $250 million US dollar and euro swingline facility operating as a sub-limit thereof.

Interest on any loans made under the RCF is payable on the last day of each interest period, which may be one week or one, two, three or six months at the election of Shire, or as otherwise agreed with the lenders. The interest rate for the RCF is: LIBOR (or, in relation to any revolving loan in euro, EURIBOR); plus 0.30% per annum subject to change depending upon (i) the prevailing ratio of Net Debt to EBITDA (each as defined in the RCF) in respect of the most recently completed financial year or financial half year and (ii) the occurrence and continuation of an event of default in respect of the financial covenants or the failure to provide a compliance certificate.

Shire shall also pay (i) a commitment fee equal to 35% of the applicable margin on available commitments under the RCF for the availability period applicable thereto and (ii) a utilization fee equal to (a) 0.10% per year of the aggregate of all outstanding loans up to an aggregate base currency amount equal to $700 million, (b) 0.15% per year of the amount by which the aggregate base currency amount of all outstanding loans exceeds $700 million but is equal to or less than $1,400 million and (c) 0.30% per year of the amount by which the aggregate base currency amount of all outstanding loans exceeds $1,400 million.

The RCF includes customary representations and warranties, covenants and events of default, including requirements that Shire’s (i) ratio of Net Debt to EBITDA in respect of the most recently-ended 12-month relevant period (each as defined in the RCF) must not, at any time, exceed 3.5:1 except that, following an acquisition fulfilling certain criteria, Shire may on a once only basis elect to increase this ratio to (a) 5.5:1 for the relevant period in which the acquisition was completed (b) 5.0:1 in respect of the first relevant period following the relevant period in which the acquisition was completed and (c) 4.5:1 in respect of the second relevant period following the relevant period in which the acquisition was completed, and (ii) ratio of EBITDA to Net Interest for the most recently-ended 12-month relevant period (each as defined in the RCF) must not be less than 4.0:1.

The RCF restricts, subject to certain exceptions, Shire’s ability to incur additional financial indebtedness, grant security over its assets or provide loans/grant credit. Further, any lender may require mandatory prepayment of its participation if there is a change of control of Shire, subject to certain exceptions for schemes of arrangement and analogous schemes.

Events of default under the RCF include, subject to customary grace periods and materiality thresholds: (i) non-payment of any amounts due under the finance documents (as defined in the RCF), (ii) failure to satisfy any financial covenants, (iii) material misrepresentation in any of the finance documents, (iv) failure to pay, or certain other defaults, under other financial indebtedness, (v) certain insolvency events or proceedings, (vi) material adverse changes in the business, operations, assets or financial condition of Shire as a whole, (vii) if it becomes unlawful for Shire (or any successor parent company) or any of their respective subsidiaries that are parties to the RCF to perform their obligations thereunder or (viii) if Shire (or any successor parent company) or any subsidiary thereof which is a party to the RCF repudiates such agreement or other finance document, among others.

The RCF is governed by English law.

Term Loan Facilities Agreement

January 2016 Facilities Agreement

On January 11, 2016, Shire (as original guarantor and original borrower), entered into, an $18.0 billion bridge facilities agreement with, among others, Barclays Bank PLC ("Barclays"), and Morgan Stanley Bank International Limited, acting as mandated lead arrangers and bookrunners (the “January 2016 Facilities Agreement”). The January 2016 Facilities Agreement comprises two credit facilities: (i) a $13.0 billion term loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017 ("January 2016 Facility A") and (ii) a $5.0 billion revolving loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017 ("January 2016 Facility B"). Shire has agreed to act as guarantor for any of its subsidiaries that become additional borrowers under the January 2016 Facilities Agreement. As of February 23, 2016, the January 2016 Facilities Agreement was undrawn.

January 2016 Facility A may be used to finance the cash consideration payable in respect of the proposed combination with Baxalta and certain costs related to the proposed combination. January 2016 Facility B may be used to finance the redemption of all or part of Baxalta’s senior notes upon completion of the proposed combination.

Interest on any loans made under the January 2016 Facilities Agreement will be payable on the last day of each interest period, which may be one week or one, two, three or six months, or as otherwise agreed with the lenders. The interest rate applicable to the January 2016 Facilities Agreement is LIBOR plus 1.25 percent per annum, increasing by: (i) 0.25 percent per annum on July 11, 2016 and on each subsequent date falling at three month intervals thereafter until (and excluding) April 11, 2017 and (ii) 0.50 percent per annum on April 11, 2017 and on each subsequent date falling at three month intervals thereafter.

Shire shall also pay a commitment fee on the available but unutilized commitments under the January 2016 Facilities Agreement for the availability period applicable to each facility. With effect from first utilization, the commitment fee rate will be 35 percent of the applicable margin. Before first utilization, the commitment fee rate shall be increased in stages from 10 percent to 35 percent of the applicable margin over the period to May 11, 2016.

The January 2016 Facilities Agreement includes customary representations and warranties, covenants and events of default, including requirements that Shire’s (i) ratio of Net Debt to EBITDA in respect of the most recently ended 12-month relevant period, (each as defined in the January 2016 Facilities Agreement), must not, at any time, exceed 3.5:1, except that following the combination with Baxalta, or any other acquisition fulfilling certain criteria, Shire may elect on a once only basis to increase this ratio to (a) 5.5:1 for the relevant period in which the acquisition was completed, (b) 5.0:1 in respect of the first relevant period following the relevant period in which the acquisition was completed and (c) 4.5:1 in respect of the second relevant period following the relevant period in which the acquisition was completed, and (ii) ratio of EBITDA to Net Interest, for the most recently ended 12-month relevant period (each as defined in the January 2016 Facilities Agreement) must not be less than 4.0:1.

The January 2016 Facilities Agreement restricts, subject to certain exceptions, Shire's ability to incur additional financial indebtedness, grant security over its assets or provide loans/grant credit. Further, any lender may require mandatory prepayment of its participation if there is a change of control of Shire, subject to certain exceptions for schemes of arrangement and analogous schemes. In addition, in certain circumstances and subject to certain broad exceptions, the net cash proceeds of disposals and certain issues, loans, sales or offerings of debt securities by any member of Shire's group must be applied in cancellation of the available commitments under the January 2016 Facilities Agreement and, if applicable, mandatory prepayment of any loans made under the January 2016 Facilities Agreement.

Events of default under the January 2016 Facilities Agreement include, subject to customary grace periods and materiality thresholds: (i) non-payment of any amounts due under the finance documents (as defined in the January 2016 Facilities Agreement), (ii) failure to satisfy any financial covenants, (iii) material misrepresentation in any of the finance documents, (iv) failure to pay, or certain other defaults, under other financial indebtedness, (v) certain insolvency events or proceedings, (vi) material adverse changes in the business, operations, assets or financial condition of Shire as a whole, (vii) if it becomes unlawful for Shire (or any successor parent company) or any of their respective subsidiaries that are parties to the January 2016 Facilities Agreement to perform their obligations thereunder or (viii) if Shire (or any successor parent company) or any subsidiary thereof which is a party to the January 2016 Facilities Agreement repudiates the January 2016 Facilities Agreement or any other finance document, among others.

The January 2016 Facilities Agreement is governed by English law.

November 2015 Facilities Agreement

On November 2, 2015, Shire (as original guarantor and original borrower) entered into a $5.6 billion facilities agreement with, among others, Morgan Stanley Bank International Limited and Deutsche Bank AG, London Branch acting as mandated lead arrangers and bookrunners (the “November 2015 Facilities Agreement”).  The November 2015 Facilities Agreement comprises three credit facilities: (i) a $1.0 billion term loan facility which, subject to a one year extension option exercisable at Shire’s option, matures on November 2, 2016 (“November 2015 Facility A”), (ii) a $2.2 billion amortizing term loan facility which matures on November 2, 2017 (“November 2015 Facility B”) and (iii) a $2.4 billion amortizing term loan facility which matures on November 2, 2018 (“November 2015 Facility C”) .

As of December 31, 2015, the November 2015 Facilities Agreement was undrawn. In January 2016 the November 2015 Facilities Agreement was utilized in full to finance the purchase price payable in respect of Shire’s acquisition of Dyax and certain costs related to the acquisition.

Interest on any loans made under the November 2015 Facilities Agreement is payable on the last day of each interest period, which may be one week or one, two, three or six months, or as otherwise agreed with the lenders.  The interest rate applicable is LIBOR plus, in the case of November 2015 Facility A, 0.55% per annum, in the case of November 2015 Facility B, 0.65% per annum and, in the case of November 2015 Facility C, 0.75% per annum, in each case until delivery of the first compliance certificate required to be delivered after the date of the November 2015 Facilities Agreement and is subject to change thereafter depending on (i) the prevailing ratio of Net Debt to EBITDA (each as defined in the November 2015 Facilities Agreement) in respect of the most recently completed financial year or financial half year and (ii)  the occurrence and continuation of an event of default in respect of the financial covenants or failure to provide a compliance certificate.

The November 2015 Facilities Agreement includes customary representations and warranties, covenants and events of default, including requirements that Shire’s (i) ratio of Net Debt to EBITDA in respect of the most recently ended 12-month relevant period, (each as defined in the November 2015 Facilities Agreement), must not, at any time, exceed 3.5:1, except that following an acquisition fulfilling certain criteria, Shire may elect on a once only basis to increase this ratio to (a) 5.5:1 for the relevant period in which the acquisition was completed, (b) 5.0:1 in respect of the first relevant period following the relevant period in which the acquisition was completed and (c) 4.5:1 in respect of the second relevant period following the relevant period in which the acquisition was completed, and (ii) ratio of EBITDA to Net Interest in respect of the most recently ended 12 month relevant period, (each as defined in the November 2015 Facilities Agreement), must not be less than 4.0:1.

The November 2015 Facilities Agreement restricts, subject to certain exceptions, Shire's ability to incur additional financial indebtedness, grant security over its assets or provide loans/grant credit. Further, any lender may require mandatory prepayment of its participation if there is a change of control of Shire, subject to certain exceptions for schemes of arrangement and analogous schemes.

Events of default under the November 2015 Facilities Agreement include, subject to customary grace periods and materiality thresholds: (i) non-payment of any amounts due under the finance documents (as defined in the November 2015 Facilities Agreement), (ii) failure to satisfy any financial covenants, (iii) material misrepresentation in any of the finance documents, (iv) failure to pay, or certain other defaults, under other financial indebtedness, (v) certain insolvency events or proceedings, (vi) material adverse changes in the business, operations, assets or financial condition of Shire as a whole, (vii) if it becomes unlawful for Shire (or any successor parent company) or any of their respective subsidiaries that are parties to the November 2015 Facilities Agreement to perform their obligations thereunder or (viii) if Shire (or any successor parent company) or any subsidiary thereof which is a party to the November 2015 Facilities Agreement repudiates the November 2015 Facilities Agreement or any other finance document, among others.

The November 2015 Facilities Agreement is governed by English law.

January 2015 Facility Agreement

On January 11, 2015, Shire entered into an $850 million term facility agreement with, among others, Citigroup Global Markets Limited (acting as mandated lead arranger and bookrunner) (the “January 2015 Facility Agreement”) with an original maturity date of January 10, 2016. The maturity date was subsequently extended to July 11, 2016 in line with the provisions within the January 2015 Facility Agreement allowing the maturity date to be extended twice, at Shire’s option, by six months on each occasion.

The January 2015 Facility Agreement was available to finance the purchase price payable in respect of Shire’s acquisition of NPS Pharma (including certain related costs). On September 28, 2015 the Company reduced the January 2015 Facility Agreement by $100 million. As at December 31, 2015 the January 2015 Facility Agreement was fully utilized in the amount of $750 million.  In January 2016 and at various points thereafter, the Company cancelled parts of the January 2015 Facility Agreement. On February 22, 2016, the Company repaid in full the remaining balance of $100 million.

2013 Facilities Agreement

On November 11, 2013, Shire entered into a $2,600 million facilities agreement with, among others, Morgan Stanley Bank International Limited (acting as mandated lead arranger and bookrunner) (the “2013 Facilities Agreement”).  The 2013 Facilities Agreement comprised two credit facilities: (i) a $1,750 million term loan facility and (ii) an $850 million term loan facility.

On December 13, 2013 and at various points thereafter, the Company cancelled parts of the 2013 Facilities Agreement. On September 28, 2015 the Company repaid in full the remaining balance of $350 million under the 2013 Facilities Agreement.

Secured Non-recourse Debts

Prior to the acquisition by Shire, NPS Pharma had:

•	partially monetized rights to receive future royalty payments from Amgen’s sales of SENSIPAR and MIMPARA through the issuance of $145 million of non-recourse debt that was both serviced and secured by SENSIPAR and MIMPARA royalty revenue;

•	sold to DRI Capital Inc. (“DRI”) certain rights to receive up to $96 million of future royalty payments arising from Kyowa Hakko Kirin’s sales of REGPARA and granted DRI a security interest in the license agreement with Kyowa Hakko Kirin, certain patents and other intellectual property related to REGPARA which DRI would be entitled to enforce in the event of default by NPS Pharma; and

•	partially monetized PTH-184 (now marketed as NATPARA) through an agreement with an affiliate of DRI pursuant to which NPS Pharma, its licensees and its predecessors in interest, are obligated to pay up to $125 million royalties on sales of PTH-184. Additionally, NPS Pharma granted DRI a security interest in certain patents and other intellectual property related to PTH 1-84 which DRI would be entitled to enforce in the event of default by NPS Pharma.

Following the acquisition of NPS Pharma the Company has assumed these secured non-recourse debt obligations.

In May 2015 the Company notified Amgen that it intended to repay in full the remaining non-recourse debt owed to Amgen. The repayment was effected on May 15, 2015 by Amgen withholding certain royalties that were due to the Company from SENSIPAR and MIMPARA sales in the first quarter of 2015.

As at December 31, 2015 $11.5 million has been included within Short-term borrowings, and $69.9 million has been included within Long-term borrowings in respect of the remaining obligations to DRI.

Short-term uncommitted lines of credit (“Credit lines”)

Shire has access to various Credit lines from a number of banks which provide flexibility to short-term cash management procedures. These Credit lines can be withdrawn by the banks at any time. The Credit lines are not relied upon for core liquidity. As at December 31, 2015 these Credit lines were not utilized.

16.     Other non-current liabilities

	December 31,	December 31,
	2015	2014
	$’M	$’M
Income taxes payable	195.8	199.2
Contingent consideration payable	456.4	435.4
Other non-current liabilities	146.6	102.1
	798.8	736.7

17.     Commitments and contingencies

(a)     Leases

Future minimum lease payments under operating leases at December 31, 2015 are presented below:

Operating
leases
$’M

2016	51.5
2017	40.8
2018	34.6
2019	30.2
2020	29.4
Thereafter	185.8

372.3

The Company leases land, facilities, motor vehicles and certain equipment under operating leases expiring through 2032. Lease and rental expense amounted to $40.7 million, $32.9 million and $44.0 million for the year to December 31, 2015, 2014 and 2013 respectively, which is predominately included in SG&A expenses in the Company’s consolidated income statement.

(b)     Letters of credit and guarantees

At December 31, 2015 the Company had irrevocable standby letters of credit and guarantees with various banks and insurance companies totaling $48.0 million (being the contractual amounts), providing security for the Company’s performance of various obligations. These obligations are primarily in respect of the recoverability of insurance claims, lease obligations and supply commitments.

(c)     Collaborative and other licensing arrangements

Details of significant updates in collaborative and other licensing arrangements are included below:

On September 1, 2015 Shire and Sangamo BioSciences, Inc. (“Sangamo”) agreed to revise the collaboration and license agreement originally entered into in January 2012 to expedite the development of ZFP Therapeutics for hemophilia A and B and Huntington's disease. Under the revised terms, Shire has returned to Sangamo the exclusive world-wide rights to gene targets for the development, clinical testing and commercialization of ZFP Therapeutics for hemophilia A and B, and has retained rights and will continue to develop ZFP Therapeutic clinical leads for Huntington's disease and a ZFP Therapeutic for one additional gene target. Each company will be responsible for expenses associated with its own programs and will reimburse the other for any ongoing services provided. Sangamo has granted Shire a right of first negotiation to license the hemophilia A and B programs. No milestone payments will be made on any program and each company will pay certain royalties to the other on commercial sales up to a specified maximum cap.

As of December 31, 2015 Shire had entered into various other collaborative and out-licensing arrangements under which the Company has out-licensed certain product or intellectual property rights for consideration such as up-front payments, development milestones, sales milestones and/or royalty payments. In some of these arrangements Shire and the licensee are both actively involved in the development and commercialization of the licensed product and have exposure to risks and rewards dependent on its commercial success. Under the terms of these collaborative and out-licensing arrangements, the Company may receive development milestone payments up to an aggregate amount of $32 million and sales milestones up to an aggregate amount of $43 million. The receipt of these substantive milestones is uncertain and contingent on the achievement of certain development milestones or the achievement of a specified level of annual net sales by the licensee. In the year to December 31, 2015 Shire received cash in respect of up-front and milestone payments totaling $19.6 million (2014: $2.2 million, 2013: $3.0 million). In the year to December 31, 2015 Shire recognized milestone income of $8.9 million (2014: $16.7 million, 2013: $5.0 million) in other revenues and $51.0 million (2014: $46.5 million, 2013: $58.3 million) in product sales for shipment of product to the relevant licensee.

(d)     Commitments

(i)     Clinical testing

At December 31, 2015 the Company had committed to pay approximately $490 million (December 31, 2014: $ 382 million) to contract vendors for administering and executing clinical trials. The timing of these payments is dependent upon actual services performed by the organizations as determined by patient enrollment levels and related activities.

(ii)     Contract manufacturing

At December 31, 2015 the Company had committed to pay approximately $325 million (December 31, 2014: $384 million) in respect of contract manufacturing. The Company expects to pay $101 million of these commitments in 2016.

(iii)     Other purchasing commitments

At December 31, 2015 the Company had committed to pay approximately $485 million (December 31, 2014: $265 million) for future purchases of goods and services, predominantly relating to active pharmaceutical ingredients sourcing. The Company expects to pay $459 million of these commitments in 2016.

(iv)     Investment commitments

At December 31, 2015 the Company had outstanding commitments to subscribe for interests in companies and partnerships for amounts totaling $22 million (December 31, 2014: $67 million) which may all be payable in 2016, depending on the timing of capital calls. The investment commitments include additional funding to certain VIEs of which Shire is not the primary beneficiary.

(v)     Capital commitments

At December 31, 2015 the Company had committed to spend $60 million (December 31, 2014: $3 million) on capital projects.

(e)     Legal and other proceedings

The Company expenses legal costs as they are incurred.

The Company recognizes loss contingency provisions for probable losses when management is able to reasonably estimate the loss. When the estimated loss lies within a range, the Company records a loss contingency provision based on its best estimate of the probable loss. If no particular amount within that range is a better estimate than any other amount, the minimum amount is recorded.  Estimates of losses may be developed substantially before the ultimate loss is known, and are therefore refined each accounting period as additional information becomes known. In instances where the Company is unable to develop a reasonable estimate of loss, no loss contingency provision is recorded at that time. As information becomes known a loss contingency provision is recorded when a reasonable estimate can be made. The estimates are reviewed quarterly and the estimates are changed when expectations are revised. An outcome that deviates from the Company’s estimate may result in an additional expense or release in a future accounting period. At December 31, 2015, provisions for litigation losses, insurance claims and other disputes totaled $9.9 million (December 31, 2014: $16.9 million).

The Company’s principal pending legal and other proceedings are disclosed below. The outcomes of these proceedings are not always predictable and can be affected by various factors. For those legal and other proceedings for which it is considered at least reasonably possible that a loss has been incurred, the Company discloses the possible loss or range of possible loss in excess of the recorded loss contingency provision, if any, where such excess is both material and estimable.

VYVANSE

In May and June 2011, Shire was notified that six separate Abbreviated New Drug Applications ("ANDAs") were submitted under the Hatch-Waxman Act seeking permission to market generic versions of all approved strengths of VYVANSE. The notices were from Sandoz, Inc. ("Sandoz"); Amneal Pharmaceuticals LLC ("Amneal"); Watson Laboratories, Inc. (“Watson”); Roxane Laboratories, Inc. ("Roxane"); Mylan Pharmaceuticals, Inc. (“Mylan”); and Actavis Elizabeth LLC and Actavis Inc. (collectively, "Actavis"). Since filing suit against these ANDA filers, along with API suppliers Johnson Matthey Inc. and Johnson Matthey Pharmaceuticals Materials (collectively “Johnson Matthey”), Shire has been engaged in a consolidated patent infringement litigation in the US District Court for the District of New Jersey against the aforementioned parties (except Watson, who withdrew their ANDA).

On June 23, 2014, the US District Court for the District of New Jersey granted Shire’s summary judgment motion holding that 18 claims of the patents-in-suit were both infringed and valid. On September 24, 2015, the US Court of Appeals of the Federal Circuit (“CAFC”) affirmed that ruling against all of the ANDA filers and the infringement ruling against Johnson Matthey.

LIALDA

In May 2010, Shire was notified that Zydus Pharmaceuticals USA, Inc. (“Zydus”) had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the US District Court for the District of Delaware against Zydus and Cadila Healthcare Limited, doing business as Zydus Cadila. A Markman hearing took place on January 29, 2015 and a Markman ruling was issued on July 28, 2015. A trial is scheduled to take place starting on March 28, 2016.

In February 2012, Shire was notified that Osmotica Pharmaceutical Corporation ("Osmotica") had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the US District Court for the Northern District of Georgia against Osmotica. A Markman hearing took place on August 22, 2013 and a Markman ruling was issued on September 25, 2014. The Court issued an Order on February 27, 2015 in which all dates in the scheduling order have been stayed.

In March 2012, Shire was notified that Watson Laboratories Inc.-Florida had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the US District Court for the Southern District of Florida against Watson Laboratories Inc.-Florida and Watson Pharmaceuticals, Inc. Watson Pharma, Inc. and Watson Laboratories, Inc. were subsequently added as defendants. A trial took place in April, 2013 and on May 9, 2013 the trial court issued a decision finding that the proposed generic product infringes the patent-in-suit and that the patent is not invalid. Watson appealed the trial court’s ruling to the CAFC and a hearing took place on December 2, 2013. The ruling of the CAFC was issued on March 28, 2014 overruling the trial court on the interpretation of two claim terms and remanding the case for further proceedings. Shire petitioned the Supreme Court for a writ of certiori, which was granted on January 26, 2015. The Supreme Court also vacated the CAFC decision and remanded the case to the CAFC for further consideration in light of the Supreme Court’s decision in Teva v Sandoz. On June 3, 2015, the CAFC reaffirmed its previous decision to reverse the district court’s claims construction. The case has been remanded to the district court and a trial took place beginning on January 25, 2016. Closing arguments are scheduled to take place on March 11, 2016. The court has not issued its ruling on the trial.

In April 2012, Shire was notified that Mylan had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the US District Court for the Middle District of Florida against Mylan. A Markman hearing took place on December 22, 2014. A Markman ruling was issued on March 23, 2015. The previously scheduled trial date has been vacated and the case has been stayed until May 31, 2016.

In March 2015, Shire was notified that Amneal had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the US District Court for the District of New Jersey against Amneal, Amneal Pharmaceuticals of New York, LLC, Amneal Life Sciences Pvt. Ltd. and Amneal Pharmaceuticals Co. India Pvt. Ltd. No trial date has been set.

In September 2015, Shire was notified that Lupin Ltd. had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the US District Court for the District of Maryland against Lupin Ltd., Lupin Pharmaceuticals Inc., Lupin Inc. and Lupin Atlantis Holdings SA. A Markman hearing is scheduled to take place on August 22, 2016.  No trial date has been set.

On October 7, 2015 the Patent Trial and Appeals Board (“PTAB”) of the United States Patent Office instituted an inter parties review (“IPR”) of US Patent 6,773,720 which is the patent-in-suit in the litigations referred to above.  The IPR process is designed to re-assess the patentability of the claims of the patent.  A decision from the PTAB is expected in October 2016.

Investigation related to DERMAGRAFT

The Department of Justice, including the US Attorney’s Office for the Middle District of Florida, Tampa Division and the US Attorney’s Office for Washington, DC, is conducting civil and criminal investigations into the sales and marketing practices of Advanced BioHealing Inc. (“ABH”) relating to DERMAGRAFT.

Following the disposal of the DERMAGRAFT business in January 2014, Shire has retained certain legacy liabilities including any liability that may arise from this investigation. Shire is cooperating fully with these investigations. Shire is not in a position at this time to predict the scope, duration or outcome of these investigations.

Civil Investigative Demand relating to VANCOCIN

On April 6, 2012, ViroPharma received a notification that the United States Federal Trade Commission (“FTC”) is conducting an investigation into whether ViroPharma had engaged in unfair methods of competition with respect to VANCOCIN. On August 3, 2012, and September 8, 2014, ViroPharma and Shire respectively received Civil Investigative Demands from the FTC requesting additional information related to this matter. Shire has fully cooperated with the FTC’s investigation. At this time, Shire is unable to predict the outcome or duration of this investigation.

Lawsuit related to supply of ELAPRASE to certain patients in Brazil

On September 24, 2014 Shire’s Brazilian affiliate, Shire Farmaceutica Brasil Ltda, was served with a lawsuit brought by the State of Sao Paulo and in which the Brazilian Public Attorney’s office has intervened alleging that Shire is obligated to provide certain medical care including ELAPRASE for an indefinite period at no cost to patients who participated in ELAPRASE clinical trials in Brazil, and seeking recoupment to the Brazilian government for amounts paid for these patients to date, and moral damages associated with these claims.  Shire intends to defend itself against these allegations but is not able to predict the outcome or duration of this case.

18.     Accumulated Other Comprehensive loss

The changes in accumulated other comprehensive loss, net of their related tax effects, in the year to December 31, 2015 and 2014 are included below:

	Foreign currency translation adjustment	Unrealized holding gain/(loss) on available-for-sale securities	Accumulated other comprehensive loss
	$M	$M	$M

As at January 1, 2015	(25.7)	(5.8)	(31.5)
Current period change:

Net current period other comprehensive (loss)/income	(156.4)	4.1	(152.3)

As at December 31, 2015	(182.1)	(1.7)	(183.8)

	Foreign currency translation adjustment	Unrealized holding gain/(loss) on available-for-sale securities	Accumulated other comprehensive income/(loss)
	$M	$M	$M

As at January 1, 2014	110.4	(0.2)	110.2
Current period change:
Other comprehensive (loss)/income before reclassification	(136.1)	3.7	(132.4)
Gain transferred to the income statement (within Other income, net) on disposal of available-for-sale securities	-	(9.3)	(9.3)
Net current period other comprehensive loss	(136.1)	(5.6)	(141.7)

As at December 31, 2014	(25.7)	(5.8)	(31.5)

	Foreign currency translation adjustment	Unrealized holding gain/(loss) on available-for-sale securities	Accumulated other comprehensive income
	$M	$M	$M

As at January 1, 2013	85.1	1.8	86.9
Current period change:
Other comprehensive (loss)/income before reclassification	25.3	1.5	26.8
Gain transferred to the income statement (within Other income, net) on disposal of available-for-sale securities	-	(3.5)	(3.5)
Net current period other comprehensive loss	25.3	(2.0)	23.3

As at December 31, 2013	110.4	(0.2)	110.2

19.     Financial instruments

Treasury policies and organization

The Company’s principal treasury operations are coordinated by its corporate treasury function. All treasury operations are conducted within a framework of policies and procedures approved annually by the Board of Directors. As a matter of policy, the Company does not undertake speculative transactions that would increase its credit, currency or interest rate exposure.

Interest rate risk

The Company is principally exposed to interest rate risk on any borrowings under the Company’s various debt facilities (see Note 15 for details of each of the Company’s facilities). Interest on each of these facilities is set at floating rates, to the extent utilized. Shire’s exposure under these facilities is to US dollar interest rates. At December 31, 2015 the Company had fully utilized the January 2015 Facility Agreement and utilized $750 million of the RCF. Other facilities were not utilized at December 31, 2015.

The Company regularly evaluates the interest rate risk on its facilities. At December 31, 2015 the Company considered the risks associated with floating interest rates on borrowings under its facilities as appropriate. A hypothetical one percentage point increase or decrease in the interest rates applicable to drawings under the January 2015 Facility Agreement and the RCF at December 31, 2015 would increase interest expense by approximately $15 million per annum or would decrease the interest expense by approximately $7 million per annum.

The Company is also exposed to interest rate risk on its restricted cash, cash and cash equivalents and on foreign exchange contracts on which interest is set at floating rates. This exposure is primarily limited to US dollar, Pounds sterling and Euro interest rates. As the Company maintains all of its cash, liquid investments and foreign exchange contracts on a short term basis for liquidity purposes, this risk is not actively managed. In the year to December 31, 2015 the average interest rate received on cash and liquid investments was less than 1% per annum. These cash and liquid investments were primarily invested in US dollar term deposits with banks and money market and liquidity funds.

No derivative instruments were entered into during the year to December 31, 2015 to manage interest rate exposure. The Company continues to review its interest rate risk and the policies in place to manage the risk and may enter into derivative instruments to manage interest rate risk in the future.

Credit risk

Financial instruments that potentially expose Shire to concentrations of credit risk consist primarily of short-term cash investments, derivative contracts and trade accounts receivable (from product sales and from third parties from which the Company receives royalties). Cash is invested in short-term money market instruments, including money market and liquidity funds and bank term deposits. The money market and liquidity funds in which Shire invests are all triple A rated by both Standard and Poor’s and by Moody’s credit rating agencies.

The Company is exposed to the credit risk of the counterparties with which it enters into bank term deposit arrangements and derivative instruments. The Company limits this exposure through a system of internal credit limits which vary according to ratings assigned to the counterparties by the major rating agencies. The internal credit limits are approved by the Board and exposure against these limits is monitored by the corporate treasury function. The counterparties to these derivatives contracts are major international financial institutions.

The Company’s revenues from product sales in the US are mainly governed by agreements with major pharmaceutical wholesalers and relationships with other pharmaceutical distributors and retail pharmacy chains. For the year to December 31, 2015 there were three customers in the US that accounted for 47% of the Company’s product sales. However, such customers typically have significant cash resources and as such the risk from concentration of credit is considered acceptable. The Company has taken positive steps to manage any credit risk associated with these transactions and operates clearly defined credit evaluation procedures. However, an inability of one or more of these wholesalers to honor their debts to the Company could have an adverse effect on the Company’s financial condition and results of operations.

A substantial portion of the Company’s accounts receivable in countries outside of the United States is derived from product sales to government-owned or government-supported healthcare providers. The Company’s recovery of these accounts receivable is therefore dependent upon the financial stability and creditworthiness of the relevant governments. In recent years global and national economic conditions have negatively affected the growth, creditworthiness and general economic condition of certain markets in which the Company operates. As a result, in some countries outside of the US, specifically, Argentina, Greece, Italy, Portugal and Spain (collectively the “Relevant Countries”) the Company is experiencing delays in the remittance of receivables due from government-owned or government-supported healthcare providers. The Company continued to receive remittances in relation to government-owned or government-supported healthcare providers in the Relevant Countries in the year to December 31, 2015, including receipts of $116.0 million and $100.0 million in respect of Spanish and Italian receivables, respectively. The Company’s exposure to Greece, both in terms of gross accounts receivable and annual revenues, is not material.

To date the Company has not incurred material losses on accounts receivable in the Relevant Countries, and continues to consider that such accounts receivable are recoverable. The Company will continue to evaluate all its accounts receivable for potential collection risks and has made provision for amounts where collection is considered to be doubtful. If the financial condition of the Relevant Countries or other Eurozone countries suffer significant deterioration, such that their ability to make payments becomes uncertain, or if one or more Eurozone member countries withdraws from the Euro, additional allowances for doubtful accounts may be required, and losses may be incurred, in future periods. Any such loss could have an adverse effect on the Company’s financial condition and results of operations.

Foreign exchange risk

The Company trades in numerous countries and as a consequence has transactional and translational foreign exchange exposures.

Transactional exposure arises where transactions occur in currencies different to the functional currency of the relevant subsidiary. The main trading currencies of the Company are the US dollar, Pounds Sterling, Swiss Franc, Canadian dollar and the Euro. It is the Company’s policy that these exposures are minimized to the extent practicable by denominating transactions in the subsidiary’s functional currency.

Where significant exposures remain, the Company uses foreign exchange contracts (being spot, forward and swap contracts) to manage the exposure for balance sheet assets and liabilities that are denominated in currencies different to the functional currency of the relevant subsidiary. These assets and liabilities relate predominantly to inter-company financing. The foreign exchange contracts have not been designated as hedging instruments. Cash flows from derivative instruments are presented within net cash provided by operating activities in the consolidated cash flow statement, unless the derivative instruments are economically hedging specific investing or financing activities.

Translational foreign exchange exposure arises on the translation into US dollars of the financial statements of non-US dollar functional subsidiaries.

At December 31, 2015 the Company had 39 swap and forward foreign exchange contracts outstanding to manage currency risk. The swap and forward contracts mature within 90 days. The Company did not have credit risk related contingent features or collateral linked to the derivatives. The Company has master netting agreements with a number of counterparties to these foreign exchange contracts and on the occurrence of specified events, the Company has the ability to terminate contracts and settle them with a net payment by one party to the other. The Company has elected to present derivative assets and derivative liabilities on a gross basis in the consolidated balance sheet. As at December 31, 2015 the potential effect of rights of set-off associated with the foreign exchange contracts would be an offset to both assets and liabilities of $1.4 million, resulting in net derivative assets and derivative liabilities of $0.5 million and $10.1 million, respectively. Further details are included below:

		Fair value	Fair value
		December 31,	December 31,
		2015	2014
		$’M	$’M
Assets	Prepaid expenses and other current assets	1.9	12.6
Liabilities	Other current liabilities	11.5	7.8

Net gains/(losses) (both realized and unrealized) arising on foreign exchange contracts have been classified in the consolidated statements of income as follows:

	Location of net gains/(losses) recognized in income	Amount of net gains/(losses) recognized in income
Year to December 31,		2015	2014	2013
		$’M	$’M	$’M
Foreign exchange contracts	Other income, net	9.5	8.0	(1.8)

These net foreign exchange gains/(losses) are offset within Other income, net by net foreign exchange (losses)/gains arising on the balance sheet items that these contracts were put in place to manage.

20.     Fair value measurement

Assets and liabilities that are measured at fair value on a recurring basis

As at December 31, 2015 and December 31, 2014 the following financial assets and liabilities are measured at fair value on a recurring basis using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3).

	Carrying value and Fair value
	Total	Level 1	Level 2	Level 3
At December 31, 2015	$'M	$'M	$'M	$'M
Financial assets:
Available-for-sale securities(1)	17.2	17.2	-	-
Contingent consideration receivable (2)	13.8	-	-	13.8
Foreign exchange contracts	1.9	-	1.9	-

Financial liabilities:
Foreign exchange contracts	11.5	-	11.5	-
Contingent consideration payable(3)	475.9	-	-	475.9

		Total	Level 1	Level 2	Level 3
At December 31, 2014		$'M	$'M	$'M	$'M
Financial assets:
Available-for-sale securities(1)		13.1	13.1	-	-
Contingent consideration receivable (2)		15.9	-	-	15.9
Foreign exchange contracts		12.6	-	12.6	-

Financial liabilities:
Foreign exchange contracts		7.8	-	7.8	-
Contingent consideration payable(3)	1	629.9	-	-	629.9
(1)	Available-for-sale securities are included within Investments in the consolidated balance sheet.

(2)	Contingent consideration receivable is included within Prepaid expenses and other current assets and Other non-current assets in the consolidated balance sheet.

(3)	Contingent consideration payable is included within Other current liabilities and Other non-current liabilities in the consolidated balance sheet.

Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown above are not necessarily indicative of the amounts that the Company would realize upon disposition, nor do they indicate the Company’s intent or ability to dispose of the financial instrument.

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

•	Available-for-sale securities – the fair values of available-for-sale securities are estimated based on quoted market prices for those investments.

•	Contingent consideration receivable – the fair value of the contingent consideration receivable has been estimated using the income approach (using a probability weighted discounted cash flow method).

•	Foreign exchange contracts – the fair values of the swap and forward foreign exchange contracts have been determined using an income approach based on current market expectations about the future cash flows.

•	Contingent consideration payable – the fair value of the contingent consideration payable has been estimated using the income approach (using a probability weighted discounted cash flow method).

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The change in the fair value of the Company’s contingent consideration receivable and payables, which are measured at fair value on a recurring basis using significant unobservable inputs (Level 3), are as follows:

Contingent consideration receivable

	2015	2014
	$'M	$'M

Balance at January 1,	15.9	36.1
Initial recognition of contingent consideration receivable	-	33.6
Loss recognized in the income statement (within discontinued operations) due to change in fair value during the period	-	(33.6)
Gain/(loss) recognized in the income statement (within Gain on sale of product rights) due to change in fair value during the period	13.6	(2.9)
Reclassification of amounts to Other receivables within Other current assets	(17.8)	(20.2)
Amounts recorded to other comprehensive income (within foreign currency translation adjustments)	2.1	2.9

Balance at December 31,	13.8	15.9

Contingent consideration payable

	2015	2014
	$'M	$'M

Balance at January 1,	629.9	405.9
Initial recognition of contingent consideration payable	92.8	226.7
Change in fair value during the period with the corresponding adjustment recognized (within Integration and acquisition costs) in the income statement	(149.9)	14.7
Reclassification of amounts to Other current liabilities	(100.8)	(15.1)
Change in fair value during the period with corresponding adjustment to the associated intangible asset	1.4	2.7
Amounts recorded to other comprehensive income (within foreign currency translation adjustments)	2.5	(5.0)

Balance at December 31,	475.9	629.9

Of the $475.9 million of contingent consideration payable as at December 31, 2015, $19.5 million is recorded within other current liabilities and $456.4 million is recorded within other non-current liabilities in the Company’s balance sheet.

Quantitative Information about Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

Quantitative information about the Company’s recurring Level 3 fair value measurements is included below:

Financial assets:	Fair Value at the Measurement Date

At December 31, 2015	Fair value	Valuation Technique	Significant unobservable Inputs	Range
$'M
	____________	___________	___________	___________
Contingent consideration receivable ("CCR")	13.8	Income approach (probability weighted discounted cash flow)	• Probability weightings applied to different sales scenarios	• 10 to 70%

			• Future forecast consideration receivable based on contractual terms with purchaser	• $0 to $25 million

			• Assumed market participant discount rate	• 8.4%
	____________	____________	____________	____________

Financial liabilities:	Fair Value at the Measurement Date

At December 31, 2015	Fair value	Valuation Technique	Significant unobservable Inputs	Range
$'M
	____________	___________	___________	___________
Contingent consideration payable	475.9	Income approach (probability weighted discounted cash flow)	• Cumulative probability of milestones being achieved	• 4 to 90%

			• Assumed market participant discount rate	• 1.2 to 12.4%

			• Periods in which milestones are expected to be achieved	• 2016 to 2030

			• Forecast quarterly royalties payable on net sales of relevant products	• $2.1 to $6.6 million
	____________	____________	____________	____________

The Company re-measures the CCR (relating to contingent consideration due to the Company following divestment of certain of the Company’s products) at fair value at each balance sheet date, with the fair value measurement based on forecast cash flows, over a number of scenarios which vary depending on the expected performance outcome of the products following divestment. The forecast cash flows under each of these differing outcomes have been included in probability weighted estimates used by the Company in determining the fair value of the CCR.

Contingent consideration payable represents future milestones the Company may be required to pay in conjunction with various business combinations and future royalties payable as a result of certain business combinations and licenses. The amount ultimately payable by Shire in relation to business combinations is dependent upon the achievement of specified future milestones, such as the achievement of certain future development, regulatory and sales milestones. The Company assesses the probability, and estimated timing, of these milestones being achieved and re-measures the related contingent consideration to fair value each balance sheet date. The amount of contingent consideration which may ultimately be payable by Shire in relation to future royalties is dependent upon future net sales of the relevant products over the life of the royalty term. The Company assesses the present value of forecast future net sales of the relevant products and re-measures the related contingent consideration to fair value each balance sheet date.

The fair value of the Company’s contingent consideration receivable and payable could significantly increase or decrease due to changes in certain assumptions which underpin the fair value measurements. Each set of assumptions and milestones is specific to the individual contingent consideration receivable or payable. The assumptions include, among other things, the probability and expected timing of certain milestones being achieved, the forecast future net sales of the relevant products and related future royalties payable, the probability weightings applied to different sales scenarios of the Company’s divested products and forecast future royalties receivable under scenarios developed by the Company, and the discount rates used to determine the present value of contingent future cash flows. The Company regularly reviews these assumptions, and makes adjustments to the fair value measurements as required by facts and circumstances.

Assets Measured at Fair Value on a Non-Recurring Basis using Significant Unobservable Inputs (Level 3)

In the year to December 31, 2015 the Company reviewed its SHP625 and SHP608 IPR&D intangible assets for impairment and recognized an impairment charge of $643.7 million, recorded within R&D in the consolidated income statement, to write-down these IPR&D assets to their fair value. The fair value of these IPR&D assets was determined using the income approach, which used significant unobservable (Level 3) inputs. These unobservable inputs included, among other things, the probabilities of these IPR&D assets receiving regulatory approval, the timeframe for such approval, risk-adjusted forecast future cash flows to be generated by these IPR&D assets and the determination of an appropriate discount rate to be applied in calculating the present value of forecast future cash flows. The fair value of these IPR&D assets, determined at the time of the impairment review, was $nil.

Fair Value at the Measurement Date

At December 31, 2015	Fair value	Valuation Technique	Significant unobservable Inputs	Range
$'M
	____________	___________	___________	___________
IPR&D intangible assets (SHP625 and SHP608)	$nil	Income approach (discounted cash flow)	• Probability of regulatory approval being obtained	• 5 to 33%

			• Expected commercial launch date	• 2020 to 2021

			• Assumed market participant discount rate	• 9.1 to 10.7%
	____________	____________	____________	____________

The carrying amounts of other financial assets and liabilities materially approximate to their fair value either because of the short-term maturity of these amounts or because there have been no significant changes since the asset or liability was last re-measured to fair value on a non-recurring basis.

21.     Shareholders’ equity

Authorized common stock

The authorized stock of Shire plc as at December 31, 2015, was 1,000,000,000 ordinary shares and 2 subscriber ordinary shares.

Dividends

Under Jersey law, Shire plc is entitled to fund payments of dividends from any source (other than a capital redemption reserve or nominal capital account) subject to the Directors authorizing the distribution making a solvency statement in the prescribed statutory form. At December 31, 2015, Shire plc’s distributable reserves were approximately $12.1 billion.

Treasury stock

The Company records the purchase of its own shares by the EBT and under the share buy-back program as a reduction of shareholders’ equity based on the price paid for the shares. At December 31, 2015, the EBT held 0.6 million ordinary shares (2014: 0.7 million; 2013: 2.4 million) and 0.2 million ADSs (2014: 0.3 million; 2013: 0.4 million) and shares held under the share buy-back program were 8.5 million ordinary shares (2014: 9.0 million; 2013: 9.8 million). During the year to December 31, 2015 and 2014 the Company did not purchase any shares either through the EBT or under any share buy-back program. In the year to December 31, 2013 a total of 4.2 million ordinary shares and 0.8 million ADSs had been purchased for total consideration of $243.8 million, including stamp duty and broker commission.

Income Access Share Arrangements

Shire has put into place income access arrangements which enable ordinary shareholders, other than ADS holders, to choose whether they receive their dividends from Shire plc, a company tax resident in the Republic of Ireland, or from Shire Biopharmaceutical Holdings (“Old Shire”), a Shire group company tax resident in the UK.

Old Shire has issued one income access share to the Income Access Trust (the “IAS Trust”) which is held by the trustee of the IAS Trust (the “Trustee”). The mechanics of the arrangements are as follows:

i)	If a dividend is announced or declared by Shire plc on its ordinary shares, an amount is paid by Old Shire by way of a dividend on the income access share to the Trustee, and such amount is paid by the Trustee to ordinary shareholders who have elected to receive dividends under these arrangements. The dividend which would otherwise be payable by Shire plc to its ordinary shareholders will be reduced by an amount equal to the amount paid to its ordinary shareholders by the Trustee.

ii)	If the dividend paid on the income access share and on-paid by the Trustee to ordinary shareholders is less than the total amount of the dividend announced or declared by Shire plc on its ordinary shares, Shire plc will be obliged to pay a dividend on the relevant ordinary shares equivalent to the amount of the shortfall. In such a case, any dividend paid on the ordinary shares will generally be subject to Irish withholding tax at the rate of 20% or such lower rate as may be applicable under exemptions from withholding tax contained in Irish law.

iii)	An ordinary shareholder is entitled to make an income access share election such that he/she will receive his/her dividends (which would otherwise be payable by Shire plc) under these arrangements from Old Shire. This can be done by submitting an IAS arrangement election form containing information on the participating shareholders as required by law.

The ADS Depositary has made an election on behalf of all holders of ADSs such that they will receive dividends from Old Shire under the income access share arrangements. Dividends paid by Old Shire under the income access share arrangements will not, under current legislation, be subject to any UK or Irish withholding taxes. If a holder of ADSs does not wish to receive dividends from Old Shire under the income access share arrangements, he/she must withdraw his/her ordinary shares from the ADS program prior to the dividend record date set by the ADS Depositary and request delivery of the Shire plc ordinary shares. This will enable him/her to receive dividends from Shire plc.

It is the expectation, although there can be no certainty, that Old Shire will distribute dividends on the income access share to the Trustee for the benefit of all ordinary shareholders who make an income access share election in an amount equal to what would have been such ordinary shareholders’ entitlement to dividends from Shire plc in the absence of the income access share election. If any dividend paid on the income access share and or paid to the ordinary shareholders is less than such ordinary shareholders’ entitlement to dividends from Shire plc in the absence of the income access share election, the dividend on the income access share will be allocated pro rata among the ordinary shareholders and Shire plc will pay the balance to these ordinary shareholders by way of dividend. In such circumstances, there will be no grossing up by Shire plc in respect of, and Old Shire and Shire plc will not compensate those ordinary shareholders for, any adverse consequences including any Irish withholding tax consequences.

Shire will be able to suspend or terminate these arrangements at any time, in which case the full Shire plc dividend will be paid directly by Shire plc to those ordinary shareholders (including the Depositary) who have made an income access share election. In such circumstances, there will be no grossing up by Shire plc in respect of, and Old Shire and Shire plc will not compensate those ordinary shareholders for, any adverse consequences including any Irish withholding tax consequences.

In the year to December 31, 2015 Old Shire paid dividends totalling $127.7 million (2014: $112.8 million; 2013: $91.1 million) on the income access share to the Trustee in an amount equal to the dividend ordinary shareholders would have received from Shire plc

22.     Earnings per share

The following table reconciles net income and the weighted average ordinary shares outstanding for basic and diluted earnings per share for the periods presented:

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M
Income from continuing operations, net of taxes	1,337.5	3,282.8	1,419.6
(Loss)/ gain from discontinued operations	(34.1)	122.7	(754.5)
Numerator for basic earnings per share	1,303.4	3,405.5	665.1
Interest on convertible bonds, net of tax	-	-	28.3
Numerator for diluted earnings per share	1303.4	3,405.5	693.4

Weighted average number of shares:
	Millions	Millions	Millions
Basic [1]	590.4	586.7	552.0
Effect of dilutive shares:
Share-based awards to employees [2]	2.7	4.6	4.8
Convertible bonds 2.75% due 2014 [3]	-	-	33.5
Diluted	593.1	591.3	590.3

1. Excludes shares purchased by the EBT and under the shares buy-back program and presented by Shire as treasury stock.

2. Calculated using the treasury stock method.

3. At December 31, 2013, Bondholders had voluntarily converted $1,099,050,000 aggregate principal amount of the Bonds into 33,806,464 fully paid ordinary shares. The remaining outstanding Bonds in an aggregate principle amount of $950,000 were redeemed pursuant to the option redemption notice issued on November 26, 2013. The Company has calculated the impact of the Bonds on diluted earnings per share from January 1, 2013 to the actual date of conversion of the Bonds using the ‘if-converted’ method.

Year to December 31,	2015		2014		2013
Earnings per ordinary share - basic
Earnings from continuing operations	226.5	c	559.6	c	257.2	c
(Loss)/gain from discontinued operations	(5.8	c)	20.9	c	(136.7	c)
Earnings per ordinary share - basic	220.7	c	580.5	c	120.5	c

Earnings per ordinary share - diluted
Earnings from continuing operations	225.5	c	555.2	c	245.3	c
(Loss)/gain from discontinued operations	(5.8	c)	20.8	c	(127.8	c)
Earnings per ordinary share – diluted	219.7	c	576.0	c	117.5	c

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	2015	2014	2013
	No. of shares	No. of shares	No. of shares
	Millions	Millions	Millions
Share-based awards to employees[1]	3.4	0.3	0.5

1.	Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire plc’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

23.     Segmental reporting

Shire comprises a single operating and reportable segment engaged in the research, development, licensing, manufacturing, marketing, distribution and sale of innovative specialist medicines to meet significant unmet patient needs.

This segment is supported by several key functions: a Pipeline group, consisting of R&D and Corporate Development, which prioritizes its activities towards late-stage development programs across a variety of therapeutic areas, while focusing its pre-clinical development activities primarily in Rare Diseases; a Technical Operations group responsible for the Company’s global supply chain; and an In-line marketed products group which focuses on commercialized products. The In-Line marketed products group has commercial units that focus exclusively on the commercial execution of its marketed products including in the areas of HAE/LSD, Neuroscience, and Gastrointestinal (“GI”) and Internal Medicine, and to support the development of our pipeline candidates, in Ophthalmics. This ensures that the Company provides innovative treatments, and services the needs of its customers and patients, as efficiently as possible. The business is also supported by a simplified, centralized corporate function group. None of these functional groups meets all of the criteria to be an operating segment.

This single operating and reportable segment is consistent with the financial information regularly reviewed by the Executive Committee (which is Shire’s chief operating decision maker) for the purposes of evaluating performance, allocating resources, and planning and forecasting future periods.

Geographic information

Revenues (based on the geographic location from which the sale originated):

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M
Ireland	14.1	18.5	22.5
United States	4,659.2	4,174.1	3,249.3
Rest of World	1,743.4	1,829.5	1,662.5
Total revenues	6,416.7	6,022.1	4,934.3

Long-lived assets comprise all non-current assets, (excluding goodwill and other intangible assets, deferred contingent consideration assets, deferred tax assets, investments and financial instruments) based on their relevant geographic location:

Year to December 31,	2015	2014
	$’M	$’M
Ireland	1.7	3.1
United States	751.3	749.8
Rest of World	82.2	91.3
Total	835.2	844.2

Material customers

In the periods set out below, certain customers accounted for greater than 10% of the Company’s product revenues:

	2015	2015	2014	2014	2013	2013
Year to December 31,	$’M	% product revenue	$’M	% product revenue	$’M	% product revenue
AmerisourceBergen Corp	1,048.3	17	759.2	13	721.0	15
McKesson Corp.	1,044.1	17	1,021.0	18	902.9	19
Cardinal Health Inc.	796.9	13	979.9	17	853.7	18

Amounts outstanding as at December 31, in respect of these material customers were as follows:

	2015	2014
December 31,	$’M	$’M
AmerisourceBergen Corp	171.5	134.9
McKesson Corp.	193.1	179.4
Cardinal Health Inc.	181.7	164.5

In the periods set out below, revenues by major product were as follows:

	December 31,	December 31,	December 31,
	2015	2014	2013
	$’M	$’M	$’M

VYVANSE	1,722.2	1,449.0	1,227.8
LIALDA/MEZAVANT	684.4	633.8	528.9
CINRYZE	617.7	503.0	-
ELAPRASE	552.6	592.8	545.6
FIRAZYR	445.0	364.2	234.8
REPLAGAL	441.2	500.4	467.9
ADDERALL XR	362.8	383.2	375.4
VPRIV	342.4	366.7	342.7
PENTASA	305.8	289.7	280.6
FOSRENOL	177.6	183.0	183.4
GATTEX/REVESTIVE	141.7	-	-
XAGRID	100.8	108.5	99.4
INTUNIV	65.1	327.2	334.9
NATPARA	24.4	-	-
Other product sales	116.2	128.9	136.1
Total product sales	6,099.9	5,830.4	4,757.5

24.     Receipt of break fee

On July 18, 2014, the Boards of AbbVie and Shire announced that they had agreed the terms of a recommended combination of Shire with AbbVie, subject to a number of conditions including approval by shareholders and regulators. On the same date Shire and AbbVie entered into a co-operation agreement in connection with the recommended combination. On October 16, 2014, the Board of AbbVie confirmed that it had withdrawn its recommendation of its offer for Shire as a result of the anticipated impact of a US Treasury Notice on the benefits that AbbVie expected from its offer. As AbbVie’s offer was conditional on the approval of its stockholders, and given their Board’s decision to change its recommendation and to advise AbbVie’s stockholders to vote against the offer, there was no realistic prospect of satisfying this condition.  Accordingly, Shire’s Board agreed with AbbVie to terminate the cooperation agreement on October 20, 2014. The Company entered into a termination agreement with AbbVie, pursuant to which AbbVie paid the break fee due under the cooperation agreement of approximately $1,635.4 million.  The Company has obtained advice that the break fee should not be taxable in Ireland. The Company has therefore concluded that no tax liability should arise and has not recognized a tax charge in the income statement in 2014. The relevant tax return was submitted on September 23, 2015.

25.     Retirement benefits

The Company makes contributions to defined contribution retirement plans that together cover substantially all employees. The level of the Company’s contribution is fixed at a set percentage of each employee’s pay.

Company contributions to personal defined contribution pension plans totaled $52.3 million, $49.8 million and $45.7 million for the years to December 31, 2015, 2014 and 2013, respectively, and were charged to operations as they became payable.

26.     Taxation

The components of pre-tax income from continuing operations are as follows:

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M
Ireland	(11.4)	1,472.0	(47.8)
United States	975.8	1,025.9	1,153.3
Rest of the world	421.4	838.3	588.1
	1,385.8	3,336.2	1,693.6

The provision for income taxes on continuing operations by location of the taxing jurisdiction for the years to December 31, 2015, 2014 and 2013 consisted of the following:

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M
Current income taxes:
Ireland	0.8	-	-
US federal tax	191.7	291.8	274.3
US state and local taxes	17.3	25.3	17.9
Rest of the world	17.8	(290.9)	63.4
Total current taxes	227.6	26.2	355.6

Deferred taxes:
US federal tax	(151.2)	39.7	23.8
US state and local taxes	(1.7)	(2.9)	(8.3)
Rest of the world	(28.6)	(6.9)	(93.2)
Total deferred taxes	(181.5)	29.9	(77.7)
Total income taxes	46.1	56.1	277.9

The Group has determined the amount of income tax expense or benefit allocable to continuing operations using the incremental approach in accordance with ASC 740-20-45-8. The amount of income tax attributed to discontinued operations is disclosed in Note 8.

The operating results associated with the DERMAGRAFT business have been classified as discontinued operations for all periods presented.

The reconciliation of income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees at the statutory tax rate to the provision for income taxes is shown in the table below:

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M
Income from continuing operations before income taxes and equity in (losses)/ earnings of equity method investees	1,385.8	3,336.2	1,693.6
Statutory tax rate(1)	25.0%	25.0%	25.0%

US R&D credit	(7.7%)	(2.5%)	(4.5%)
Intra-group items(2)	(19.5%)	(6.3%)	(9.2%)
Other permanent items	2.0%	0.7%	(0.7%)
Change in valuation allowance	1.0%	0.8%	0.9%
Difference in taxation rates	7.3%	3.4%	7.8%
Change in provisions for uncertain tax positions	(0.4%)	0.2%	3.8%
Prior year adjustment	(1.6%)	0.1%	(3.4%)
Change in fair value of contingent consideration	(3.8%)	0.3%	(3.6%)
Change in tax rates	0.9%	0.5%	(0.2%)
Receipt of break fee	0.0%	(12.3%)	0.0%
Settlement with Canadian revenue authorities	0.0%	(7.0%)	0.0%
Other	0.1%	(1.2%)	0.5%
Provision for income taxes on continuing operations	3.3%	1.7%	16.4%

(1) In addition to being subject to the Irish corporation tax rate of 25%, in 2015 the Company is also subject to income tax in other territories in which the Company operates, including: Canada (15%); France (33.3%); Germany (15%); Italy (27.5%); Luxembourg (21.0%); the Netherlands (25%); Belgium (33.99%); Spain (28%); Sweden (22%); Switzerland (8.5%); United Kingdom (20%) and the US (35%). The rates quoted represent the statutory federal income tax rates in each territory, and do not include any state taxes or equivalents or surtaxes or other taxes charged in individual territories, and do not purport to represent the effective tax rate for the Company in each territory.

(2) Intra-group items principally relate to the effect of inter-company dividends and other intra-territory eliminations, the pre-tax effect of which has been eliminated in arriving at the Company’s consolidated income from continuing operations before income taxes, noncontrolling interests and equity in earnings/(losses) of equity method investees.

Provisions for uncertain tax positions

The Company files income tax returns in the Republic of Ireland, the US (both federal and state) and various other jurisdictions (see footnote (1) to the table above for major jurisdictions). With few exceptions, the Company is no longer subject to income tax examinations by tax authorities for years before 2008. Tax authorities in various jurisdictions are in the process of auditing the Company’s tax returns for fiscal periods from 2008, but primarily periods after 2010; these tax audits cover primarily transfer pricing.

In respect of the receipt of the break fee from AbbVie in 2014, the Company has obtained advice that the break fee should not be taxable in Ireland. The Company has therefore concluded that no tax liability should arise and did not recognize a tax charge in the income statement in 2014. The relevant tax return was submitted on September 23, 2015.

While tax audits remain open, the Company also considers it reasonably possible that issues may be raised by tax authorities resulting in increases to the balance of unrecognized tax benefits, however, an estimate of such an increase cannot be made.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2015	2014	2013
	$’M	$’M	$’M
Balance at January 1	207.8	355.2	278.7
Increases based on tax positions related to the current year	27.0	20.3	56.8
Decreases based on tax positions taken in the current year	-	-	(0.5)
Increases for tax positions taken in prior years	21.8	64.2	34.5
Decreases for tax positions taken in prior years	(30.6)	(211.0)	(0.8)
Decreases resulting from settlements with the taxing authorities	(1.2)	(9.4)	-
Decreases as a result of expiration of the statute of limitations	(4.4)	(0.6)	(0.6)
Foreign currency translation adjustments(1)	(4.1)	(10.9)	(12.9)
Balance at December 31(2)	216.3	207.8	355.2

(1) Recognized within Other Comprehensive Income

(2) Approximately $207m (2014: $181m, 2013: $355m) of which would affect the effective rate if recognized.

The Company considers it reasonably possible that certain audits currently being conducted could be concluded in the next 12 months, and as a result the total amount of unrecognized tax benefits recorded at December 31, 2015 could decrease by up to approximately $60 million. As at the balance sheet date, the Company believes that its reserves for uncertain tax positions are adequate to cover the resolution of these audits. However, the resolution of these audits could have a significant impact on the financial statements if the settlement differs from the amount reserved.

The Company recognizes interest and penalties accrued related to unrecognized tax positions within income taxes. During the years ended December 31, 2015, 2014 and 2013, the Company recognized a charge / (credit) to income taxes of $0.8m, $(103.1) million and $0.4 million in interest and penalties and the Company had a liability of $26.5 million, $25.8 million and $112.2 million for the payment of interest and penalties accrued at December 31, 2015, 2014 and 2013 respectively.

Deferred taxes

The significant components of deferred tax assets and liabilities and their balance sheet classifications, as at December 31, are as follows:

	December 31,	December 31,
	2015	2014
	$’M	$’M
Deferred tax assets:
Deferred revenue	2.4	3.2
Inventory & warranty provisions	25.8	28.8
Losses carried forward (including tax credits)[1]	980.3	686.3
Provisions for sales deductions and doubtful accounts	178.0	166.7
Intangible assets	5.9	5.8
Share-based compensation	40.6	29.5
Excess of tax value over book value of assets	0.6	13.4
Accruals and provisions	130.4	55.7
Other	19.3	14.0
Gross deferred tax assets	1,383.3	1,003.4
Less: valuation allowance	(416.1)	(324.7)
	967.2	678.7
Deferred tax liabilities:
Intangible assets	(2,850.6)	(1,196.5)
Excess of book value over tax value of assets and investments	(153.9)	(231.8)
Other	(47.6)	(4.2)
Net deferred tax liabilities	(2,084.9)	(753.8)

Balance sheet classifications:
Deferred tax assets - current	-	344.7
Deferred tax assets - non-current	121.0	112.1
Deferred tax liabilities - non-current	(2,205.9)	(1,210.6)
	(2,084.9)	(753.8)

1.	Excluding $30.4 million of deferred tax assets at December 31, 2015 (2014: $24.6 million), related to net operating losses that result from excess stock based compensation and for which any benefit realized will be recorded to stockholders' equity.

At December 31, 2015, the Company had a valuation allowance of $416.1 million (2014: $324.7 million) to reduce its deferred tax assets to estimated realizable value. These valuation allowances related primarily to operating loss, capital loss and tax-credit carry-forwards in Switzerland (2015: $131.5 million; 2014: $62.3 million); US (2015: $125.9 million; 2014: $77.5 million); Ireland (2015: $22.2 million; 2014: $75.2 million); and other foreign tax jurisdictions (2015 $136.5 million; 2014: $109.7 million).

Management is required to exercise judgment in determining whether deferred tax assets will more likely than not be realized. A valuation allowance is established where there is an expectation that on the balance of probabilities management considers it is more likely than not that the relevant deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs all available positive and negative evidence including cumulative losses in recent years, projections of future taxable income, carry forward and carry back potential under relevant tax law, expiration period of tax attributes, taxable temporary differences, and prudent and feasible tax-planning strategies.

The net increase in valuation allowances of $91.4 million includes (i) increases of $180.4 million relating to operating losses and capital losses primarily acquired with NPS Pharma ($98.9 million) and losses in various jurisdictions ($81.5 million) for which management considers that there is insufficient positive evidence in respect of the factors described above to overcome negative evidence, such as cumulative losses and expiration periods and therefore it is more likely than not that the relevant deferred tax assets will not be realized in full, and ii) decreases of $89 million primarily in respect of Irish tax losses, which based on the assessment of factors described above now provides sufficient positive evidence to support the losses are more likely than not to be realized.

At December 31, 2015, based upon a consideration of the factors described above management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowances. However, the amount of the deferred tax asset considered realizable could be adjusted in the future if these factors are revised in future periods.

During the period, the Company adopted ASU No.2015-17 which requires that all deferred tax liabilities and deferred tax assets be presented as non-current in the classified balance sheet (ASU 740-10-45-4) for the purpose of simplifying the balance sheet presentation. In accordance with the permitted transition guidance, this new guidance has been applied prospectively in 2015 and the prior year balance sheet classification of deferred taxes has not been adjusted.

The approximate tax effect of NOLs, capital losses and tax credit carry-forwards as at December 31, are as follows:

	2015	2014
	$’M	$’M
US federal tax	149.3	38.7
US state tax	77.2	82.8
Republic of Ireland	61.2	75.2
Foreign tax jurisdictions	434.9	351.8
R&D and other tax credits	257.7	137.8
	980.3	686.3

The approximate gross value of net operating losses (“NOLs”) and capital losses at 31 December 2015 is $5,562.3 million (2014: $3,313.0 million). The tax effected NOLs, capital losses and tax credit carry-forwards shown above have the following expiration dates:

December 31,
2015
$’M
___________
Within 1 year	0.2
Within 3 to 4 years	41.3
Within 4 to 5 years	12.2
Within 5 to 6 years	12.7
After 6 years	521.8
Indefinitely	392.1

The Company does not provide for deferred taxes on the excess of the financial reporting over the tax basis in our investments in foreign subsidiaries that are essentially permanent in duration. At December 31, 2015, that excess totalled $11.3 billion (2014: $8.1 billion). The determination of the additional deferred taxes that have not been provided is not practicable.

27.     Related parties

Shire considers that ArmaGen, Inc. (“ArmaGen”) is a related party by virtue of a combination of Shire’s equity stake in ArmaGen and the worldwide licensing and collaboration agreement between the two parties to develop and commercialize AGT-182. In the year to December 31, 2015 Shire paid $2.5 million in cash to ArmaGen in exchange for an additional equity stake in ArmaGen, following which Shire holds approximately 21% of ArmaGen’s issued equity. In addition, Shire recorded R&D costs arising from the licensing and collaboration arrangement of $7.8 million in the year to December 31, 2015, of which $0.5 million was accrued and unpaid as at December 31, 2015 (2014: $1.0 million).

28.     Share-based compensation plans

The following table shows the total share-based compensation expense (see below for types of share-based awards) included in the consolidated statements of income:

Year to December 31,	2015	2014	2013
	$’M	$’M	$’M
Cost of product sales	7.6	8.5	4.4
Research and development	28.6	22.2	22.8
Selling, general and administrative	37.4	35.9	46.9
Reorganization costs	26.7	30.4	3.3
Total	100.3	97.0	77.4
Less tax	(28.4)	(23.8)	(18.1)
	71.9	73.2	59.3

There were no capitalized share-based compensation costs at December 31, 2015 and 2014.

At December 31, 2015, $115.3 million (2014: $83.1 million, 2013: $97.0 million) of total unrecognized compensation cost relating to non-vested awards is expected to be recognized over a period of 3 years.

At December 31, 2015, $82.0 million (2014: $71.2 million, 2013: $90.3 million) of total unrecognized compensation cost relating to non-vested in-the-money awards (based on the average share price during the year) is expected to be recognized over a weighted average period of 1.9 years (2014: 1.9 years, 2013: 1.7 years).

On May 2, 2013, the Company initiated the reorganization of its business to integrate the three divisions into a simplified One Shire organization (see Note 4 for details). As a result of this reorganization the Company modified the terms of certain of its equity awards to employees and directors impacted by the One Shire reorganization. Included in the stock compensation expense for the year to December 31, 2015, is $26.7 million (2014: $30.4 million, 2013: $3.3 million) of incremental stock compensation costs related to the modification of awards granted to those individuals impacted by the One Shire reorganization.

Share-based compensation plans

Prior to February 28, 2015 the Company granted stock-settled share appreciation rights (“SARs”) and performance share awards (“PSAs”) over ordinary shares and ADSs to Executive Directors and employees under the Shire Portfolio Share Plan (“PSP”) (Parts A and B). The SARs and PSAs granted under the PSP (Parts A & B) to Executive Directors are exercisable subject to performance and service criteria. Substantially all SARs and PSAs granted to employees are exercisable subject only to service criteria.

The principal terms and conditions of SARs and PSAs under the Shire Portfolio Share Plan (Parts A and B) are as follows: (i) the contractual life of SARs is seven years, (ii) the vesting period of SARs and PSAs granted to employees below the level of Executive Vice President allows for graded vesting over three years, and (iii) awards granted to the level of Executive Director and Executive Vice President, cliff vest after three years and contain performance conditions based on growth in Non-GAAP adjusted return on invested capital (“Adjusted ROIC”) and Non-GAAP earnings before interest, taxation, depreciation and amortization (“Non-GAAP EBITDA”). In 2014 the Company granted PSAs under the PSP to employees at Executive Vice President level and to a select group of senior employees, which are exercisable subject to performance and service criteria. These PSAs cliff vest after three years and contain performance conditions as explained above.

Since February 28, 2015 the Company has granted awards under the Shire Long Term Incentive Plan 2015 (“LTIP”). Under the LTIP the Company grants stock-settled share appreciation rights (“SARs”), restricted stock units (“RSUs”) and performance share units (“PSUs”) over ordinary shares and ADSs to Executive Directors and employees. The PSUs granted under the LTIP and SARs granted to Executive Directors are exercisable subject to performance and service criteria. RSUs granted under the LTIP and SARs granted to all other employees are exercisable subject only to service criteria.

The principal terms and conditions of SARs, RSUs and PSUs granted under the LTIP are as follows: (i) the contractual life of SARs is seven years, (ii) the vesting period of SARs and RSUs granted to employees below the level of Executive Vice President allows for graded vesting, and (iii) all SARs granted to Executive Directors and employees at Executive Vice President level and all PSUs granted cliff vest after three years and, with the exception of SARs granted to employees at Executive Vice President level, contain performance conditions based on product sales and Non-GAAP EBITDA targets; a Non-GAAP Adjusted ROIC underpin is also used at the end of the three year performance period to assess the underlying performance of the Company before determining the final vesting levels for awards with performance conditions. In addition, a further two year holding period will apply to all awards granted to Executive Directors post vesting.

The Company also operates a Global Employee Stock Purchase Plan, and UK/Irish Sharesave Plans.

The following awards were outstanding as at December 31, 2015:

	Compensation type	Number of awards*	Expiration period from date of issue	Vesting period
	____________	____________	____________	____________
SARs	SARs	7,326,798	7 years	3 years graded vesting and/or 3 years cliff vesting subject to performance criteria for Executive Directors only

UK/Irish Sharesave Plans	Stock options	113,619	6 months after vesting	3 or 5 years
Global Employee Stock Purchase Plan	Stock options	356,079	On vesting date	1 to 5 years

		__________________
Stock-settled SARs and stock options		7,796,496
		__________________
RSUs, PSUs and PSAs	RSUs, PSUs and PSAs	1,791,930	3 years	3 years graded vesting, 3 years cliff vesting subject to performance criteria for Executive Directors and certain senior employees only
		__________________
Restricted/Performance stock units and Performance share awards		1,791,930
		__________________

* Number of awards are stated in terms of ordinary share equivalents.

Stock-settled SARs and stock options

(a)     LTIP and PSP – Part A

Stock-settled share appreciation rights are exercisable subject to service and, for grants to Executive Directors only, performance criteria.

In respect of any award made to Executive Directors under the LTIP, performance criteria are based on product sales and Non-GAAP EBITDA targets, with a Non-GAAP Adjusted ROIC underpin. In respect of any award made to Executive Directors under the PSP (Part A), performance criteria are based on growth in Non-GAAP Adjusted ROIC and Non-GAAP EBITDA. These performance measures are an important measure of the Company’s ability to meet the strategic objective to grow value for all of its stakeholders.

Awards granted to employees below Executive Director level are not subject to performance conditions and are only subject to service conditions.

Once awards have vested, participants will have until the seventh anniversary of the date of grant to exercise their awards.

(b)     UK/Irish Sharesave Plans (“Sharesave Plans”)

Options granted under the Sharesave Plans are granted with an exercise price equal to 80% and 75% of the mid-market price on the day before invitations are issued to UK and Ireland employees, respectively. Employees may enter into three or five year savings contracts. No performance conditions apply.

(c)     Shire Global Employee Stock Purchase Plan (“Stock Purchase Plan”)

Under the Stock Purchase Plan, options are granted with an exercise price equal to 85% of the fair market value of a share on the enrolment date (the first day of the offering period) or the exercise date (the last day of the offering period), whichever is the lower. Employees agree to save for a period up to 12 months. No performance conditions apply.

A summary of the status of the Company’s SARs and stock options as at December 31, 2015 and of the related transactions during the period then ended is presented below:

Year to December 31, 2015	Weighted average exercise price	Number of	Intrinsic value
	£	shares*	£’ M
Outstanding as at beginning of period	33.27	7,756,516
Granted	52.12	4,444,345
Exercised	50.99	(3,104,782)
Forfeited	40.69	(1,299,583)
Outstanding as at end of period	52.02	7,796,496	98.5
Exercisable as at end of period	35.61	2,408,241	54.8

* Number of awards are stated in terms of ordinary share equivalents

The weighted average grant date fair value of SARs and stock options granted in the year ended December 31, 2015 was £10.36 (2014: £6.19; 2013: £3.37).

SARs and stock options outstanding as at December 31, 2015 have the following characteristics:

Number of awards outstanding*	Exercise prices	Weighted Average remaining contractual term (Years)	Weighted average exercise price of awards outstanding	Number of awards exercisable	Weighted average exercise price of awards exercisable
	£		£		£

3,307,723	14.01-28.00	3.7	20.61	1,953,627	20.43
1,019,985	28.01-40.00	5.2	36.06	264,646	36.01
3,468,788	40.01-53.87	5.3	46.05	189,968	53.27
7,796,496				2,408,241

* Number of awards are stated in terms of ordinary share equivalents

RSUs, PSUs and PSAs

LTIP and PSP – Part B

PSUs granted to Executive Directors and certain senior employees under the 2015 LTIP are exercisable subject to certain performance and service criteria.

In respect of any award granted to Executive Directors and certain senior employees under the LTIP, the performance criteria are based on product sales and Non-GAAP EBITDA targets, with a Non-GAAP Adjusted ROIC underpin. In respect of any award granted to Executive Directors and certain senior employees under the PSP (Part B), performance criteria are based on growth in Non-GAAP Adjusted ROIC and Non-GAAP EBITDA.

RSUs and PSAs granted to employees below Executive Director and Executive Vice President level are not subject to performance conditions and are only subject to service conditions (with the exception of a select group of senior employees).

A summary of the status of the Company’s performance share awards as at December 31, 2015 and of the related transactions during the period then ended is presented below:

RSUs, PSUs and PSAs	Number of shares*	Aggregate intrinsic value £’M	Weighted average remaining life
Outstanding as at beginning of period	2,166,181
Granted	1,075,254
Exercised	(975,895)
Forfeited	(473,610)
Outstanding as at end of period	1,791,930	84.2	5.4
Exercisable as at end of period	-	N/A	N/A

* Number of awards are stated in terms of ordinary share equivalents

The weighted average grant date fair value of RSUs and performance share awards granted in the year to December 31, 2015 is £53.11 (2014:£35.11; 2013:£19.71).

Exercises of employee share-based awards

The total intrinsic values of share-based awards exercised for the years to December 31, 2015, 2014 and 2013 were $198.8 million, $200.8 million and $298.3 million, respectively. The total cash received from employees as a result of employee share option exercises for the period to December 31, 2015, 2014 and 2013 was approximately $16.6 million, $17.4 million and $17.2 million, respectively. In connection with these exercises, the tax benefit credited to additional paid-in capital for the years to December 31, 2015, 2014 and 2013 was $31.6 million, $39.6 million and $11.9 million respectively.

The Company will settle future employee share award exercises with either newly listed ordinary shares or with shares held in the EBT. The number of shares to be purchased by the EBT in 2016 will be dependent on the number of employee share awards granted and exercised during the year and Shire plc’s share price. At December 31, 2015 the EBT held 0.6 million ordinary shares and 0.2 million ADSs.

Valuation methodologies

The Company estimates the fair value of its share-based awards using a Black-Scholes valuation model. Key input assumptions used to estimate the fair value of share–based awards include the grant price of the award, the expected stock-based award term, volatility of the Company’s share price, the risk-free rate and the Company’s dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair values of Shire’s stock-based awards. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company under guidance issued by the FASB on share-based payment transactions.

The fair value of share awards granted was estimated using the following assumptions:

Period ended December 31,	2015	2014	2013
Risk-free interest rate[1]	0.6-1.8%	0.3-1.8%	0.1-0.9%
Expected dividend yield	0.2-0.4%	0.2-0.4%	0.4-0.6%
Expected life	1-4 years	1-4 years	1-4 years
Volatility	23-26%	23-27%	23-26%
Forfeiture rate	5-7%	5-7%	5-9%

(1)     Risk-free interest rate is for UK and US grants

The following assumptions were used to value share-based awards:

•	risk-free interest rate – for awards granted over ADSs, the US Federal Reserve treasury constant maturities rate with a term consistent with the expected life of the award is used. For awards granted over ordinary shares, the yield on UK government bonds with a term consistent with the expected life of the award is used;

•	expected dividend yield – measured as the average annualized dividend estimated to be paid by the Company over the expected life of the award as a percentage of the share price at the grant date;

•	expected life – estimated based on the contractual term of the awards and the effects of employees’ expected exercise and post-vesting employment termination behaviour;

•	expected volatility – measured using historical daily price changes of the Company’s share price over the respective expected life of the share-based awards at the date of the award; and

•	the forfeiture rate is estimated using historical trends of the number of awards forfeited prior to vesting.

29.  Guarantor Financial Information

On June 3, 2016, Shire plc (for purposes of this section, the “Parent Guarantor”) provided full and unconditional, joint and several guarantees of the floating rate senior notes due 2018, 2.0% senior notes due 2018, 2.875% senior notes due 2020, 3.6% senior notes due 2022, 4.0% senior notes due 2025, and 5.25% senior notes due 2045 (collectively, “Baxalta Notes”), of Baxalta Inc. (“Baxalta”), a 100% owned subsidiary of the Company. Amounts related to Baxalta and its subsidiaries are included in the condensed consolidating financial information for periods subsequent to June 3, 2016, the date of the Baxalta acquisition.

Shire Acquisitions Investments Ireland DAC (“SAIIDAC”), a 100% owned subsidiary of the Company, may offer, from time to time, debt securities (the “SAIIDAC Notes”). Shire plc will provide a full and unconditional, joint and several, guarantee of the SAIIDAC Notes. Amounts related to SAIIDAC are included in the condensed consolidating financial information for periods subsequent to December 21, 2015, its inception date.

In accordance with the requirements of SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered”, the following tables present audited condensed consolidating financial statements of the two separate guarantee structures of the Baxalta Notes and SAIIDAC Notes, for:

•	Shire plc - Parent Guarantor;

•	SAIIDAC – subsidiary issuer of the SAIIDAC Notes; (a)

•	Baxalta – subsidiary issuer of the Baxalta Notes; (b)

•	Non-Guarantor Non-Issuer Subsidiaries - presents all other subsidiaries of Parent Guarantor on a combined basis, none of which guarantee the Baxalta Notes or SAIIDAC Notes; (c)

•	Non-Guarantor Subsidiaries of SAIIDAC Notes - presents combined Non-Guarantor Non-Issuer Subsidiaries, including Baxalta, under the guarantee structure where SAIIDAC is the subsidiary issuer; (b+c)

•	Non-Guarantor Subsidiaries of Baxalta Notes - presents combined Non-Guarantor Non-Issuer Subsidiaries, including SAIIDAC, under the guarantee structure where Baxalta is the subsidiary issuer (a+c); and

•	Eliminations - primarily relate to eliminations of investments in subsidiaries and intercompany balances and transactions.

The audited condensed consolidating financial statements present investments in subsidiaries using the equity method of accounting.

Condensed Consolidating Balance Sheet

(As of December 31, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$-	$-	$-	$135.5	$135.5	$135.5	$-	$135.5
Restricted cash	-	-	-	86.0	86.0	86.0	-	86.0
Accounts receivable, net	-	-	-	1,201.2	1,201.2	1,201.2	-	1,201.2
Inventories	-	-	-	635.4	635.4	635.4	-	635.4
Prepaid expenses and other current assets	1.9	9.6	-	185.9	185.9	195.5	-	197.4
Intercompany receivables	-	-	-	3,164.9	3,164.9	3,164.9	(3,164.9)	-
Total current assets	1.9	9.6	-	5,408.9	5,408.9	5,418.5	(3,164.9)	2,255.5

Non-current assets:
Investments	14,477.2	-	-	50.8	50.8	50.8	(14,477.2)	50.8
Property, plant and equipment, net	-	-	-	828.1	828.1	828.1	-	828.1
Goodwill	-	-	-	4,147.8	4,147.8	4,147.8	-	4,147.8
Intangible assets, net	-	-	-	9,173.3	9,173.3	9,173.3	-	9,173.3
Other non-current assets	5.3	8.3	-	140.7	140.7	149.0	-	154.3
Total assets	$14,484.4	$17.9	$-	$19,749.6	$19,749.6	$19,767.5	$(17,642.1)	$16,609.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10.0	$-	$-	$2,040.6	$2,040.6	$2,040.6	$-	$2,050.6
Short term borrowings	1,500.0	-	-	11.5	11.5	11.5	-	1,511.5
Intercompany payables	3,145.3	19.6	-	-	-	19.6	(3,164.9)	-
Other current liabilities	-	-	-	144.0	144.0	144.0	-	144.0
Total current liabilities	4,655.3	19.6	-	2,196.1	2,196.1	2,215.7	(3,164.9)	3,706.1

Non-current liabilities:
Long term borrowings	-	-	-	69.9	69.9	69.9	-	69.9
Deferred tax liability	-	-	-	2,205.9	2,205.9	2,205.9	-	2,205.9
Other non-current liabilities	-	-	-	798.8	798.8	798.8	-	798.8
Total liabilities	4,655.3	19.6	-	5,270.7	5,270.7	5,290.3	(3,164.9)	6,780.7

Total equity	9,829.1	(1.7)	-	14,478.9	14,478.9	14,477.2	(14,477.2)	9,829.1

Total liabilities and equity	$14,484.4	$17.9	$-	$19,749.6	$19,749.6	$19,767.5	$(17,642.1)	$16,609.8

Condensed Consolidating Balance Sheet

(As of December 31, 2014)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$-	$-	$-	$2,982.4	$2,982.4	$2,982.4	$-	$2,982.4
Restricted cash	-	-	-	54.6	54.6	54.6	-	54.6
Accounts receivable, net	-	-	-	1,035.1	1,035.1	1,035.1	-	1,035.1
Inventories	-	-	-	544.8	544.8	544.8	-	544.8
Prepaid expenses and other current assets	5.4	-	-	560.8	560.8	560.8	-	566.2
Intercompany receivables	-	-	-	115.9	115.9	115.9	(115.9)	-
Total current assets	5.4	-	-	5,293.6	5,293.6	5,293.6	(115.9)	5,183.1

Non-current assets:
Investments	9,666.2	-	-	43.7	43.7	43.7	(9,666.2)	43.7
Property, plant and equipment, net	-	-	-	837.5	837.5	837.5	-	837.5
Goodwill	-	-	-	2,474.9	2,474.9	2,474.9	-	2,474.9
Intangible assets, net	-	-	-	4,934.4	4,934.4	4,934.4	-	4,934.4
Other non-current assets	6.7	-	-	151.8	151.8	151.8	-	158.5
Total assets	$9,678.3	$-	$-	$13,735.9	$13,735.9	$13,735.9	$(9,782.1)	$13,632.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$49.5	$-	$-	$1,859.9	$1,859.9	$1,859.9	$-	$1,909.4
Short term borrowings	850.0	-	-	-	-	-	-	850.0
Intercompany payables	115.9	-	-	-	-	-	(115.9)	-
Other current liabilities	-	-	-	262.5	262.5	262.5	-	262.5
Total current liabilities	1,015.4	-	-	2,122.4	2,122.4	2,122.4	(115.9)	3,021.9

Non-current liabilities:
Deferred tax liability	-	-	-	1,210.6	1,210.6	1,210.6	-	1,210.6
Other non-current liabilities	-	-	-	736.7	736.7	736.7	-	736.7
Total liabilities	1,015.4	-	-	4,069.7	4,069.7	4,069.7	(115.9)	4,969.2

Total equity	8,662.9	-	-	9,666.2	9,666.2	9,666.2	(9,666.2)	8,662.9

Total liabilities and equity	$9,678.3	$-	$-	$13,735.9	$13,735.9	$13,735.9	$(9,782.1)	$13,632.1

Condensed Consolidating Statement of Income

(for the year ended December 31, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$6,099.9	$6,099.9	$6,099.9	$-	$6,099.9
Royalties & other revenues	-	-	-	316.8	316.8	316.8	-	316.8
Total revenues	-	-	-	6,416.7	6,416.7	6,416.7	-	6,416.7

Costs and expenses:
Cost of sales	-	-	-	969.0	969.0	969.0	-	969.0
Research and development	-	-	-	1,564.0	1,564.0	1,564.0	-	1,564.0
Selling, general and administrative	24.9	-	-	1,816.2	1,816.2	1,816.2	1.4	1,842.5
Integration and acquisition costs	-	-	-	39.8	39.8	39.8	-	39.8
Amortization of acquired intangibles	-	-	-	498.7	498.7	498.7	-	498.7
Other operating expenses	-	-	-	83.2	83.2	83.2	-	83.2
Total operating expenses	24.9	-	-	4,970.9	4,970.9	4,970.9	1.4	4,997.2

Operating (loss)/income from continuing operations	(24.9)	-	-	1,445.8	1,445.8	1,445.8	(1.4)	1,419.5

Interest (expense)/income, net	(63.6)	(1.7)	-	27.9	27.9	26.2	-	(37.4)
Other income, net	0.9	-	-	2.8	2.8	2.8	-	3.7
Total other (expense)/income, net	(62.7)	(1.7)	-	30.7	30.7	29.0	-	(33.7)

(Loss)/income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	(87.6)	(1.7)	-	1,476.5	1,476.5	1,474.8	(1.4)	1,385.8

Income taxes	2.9	-	-	(49.0)	(49.0)	(49.0)	-	(46.1)
Equity in income/(losses) of equity method investees, net of taxes	1,388.1	-	-	(2.2)	(2.2)	(2.2)	(1,388.1)	(2.2)

Income/(loss) from continuing operations, net of taxes	1,303.4	(1.7)	-	1,425.3	1,425.3	1,423.6	(1,389.5)	1,337.5
Loss from discontinued operations, net of taxes[1]	-	-	-	(34.1)	(34.1)	(34.1)	-	(34.1)
Net income/(loss)	1,303.4	(1.7)	-	1,391.2	1,391.2	1,389.5	(1,389.5)	1,303.4

Comprehensive income/(loss)	$1,151.1	$(1.7)	$-	$1,238.9	$1,238.9	$1,237.2	$(1,237.2)	$1,151.1

Condensed Consolidating Statement of Income

(for the year ended December 31, 2014)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$5,830.4	$5,830.4	$5,830.4	$-	$5,830.4
Royalties & other revenues	-	-	-	191.7	191.7	191.7	-	191.7
Total revenues	-	-	-	6,022.1	6,022.1	6,022.1	-	6,022.1

Costs and expenses:
Cost of sales	-	-	-	979.3	979.3	979.3	-	979.3
Research and development	-	-	-	1,067.5	1,067.5	1,067.5	-	1,067.5
Selling, general and administrative	109.4	-	-	1,671.2	1,671.2	1,671.2	1.4	1,782.0
Integration and acquisition costs	-	-	-	158.8	158.8	158.8	-	158.8
Amortization of acquired intangibles	-	-	-	243.8	243.8	243.8	-	243.8
Other operating expenses	-	-	-	92.7	92.7	92.7	-	92.7
Total operating expenses	109.4	-	-	4,213.3	4,213.3	4,213.3	1.4	4,324.1

Operating (loss)/income from continuing operations	(109.4)	-	-	1,808.8	1,808.8	1,808.8	(1.4)	1,698.0

Interest (expense)/income, net	(42.8)	-	-	36.7	36.7	36.7	-	(6.1)
Other income/(expense), net	0.3	-	-	8.6	8.6	8.6	-	8.9
Receipt of break fee	1,635.4	-	-	-	-	-	-	1,635.4
Total other income/(expense), net	1,592.9	-	-	45.3	45.3	45.3	-	1,638.2

Income/(loss) from continuing operations before income taxes and equity in earnings /(losses) of equity method investees	1,483.5	-	-	1,854.1	1,854.1	1,854.1	(1.4)	3,336.2

Income taxes	2.2	-	-	(58.3)	(58.3)	(58.3)	-	(56.1)
Equity in income/(losses) of equity method investees, net of taxes	1,919.8	-	-	2.7	2.7	2.7	(1,919.8)	2.7

Income/(loss) from continuing operations, net of taxes	3,405.5	-	-	1,798.5	1,798.5	1,798.5	(1,921.2)	3,282.8
Income from discontinued operations, net of taxes	-	-	-	122.7	122.7	122.7	-	122.7
Net income/(loss)	3,405.5	-	-	1,921.2	1,921.2	1,921.2	(1,921.2)	3,405.5

Comprehensive income/(loss)	$3,263.8	$-	$-	$1,779.5	$1,779.5	$1,779.5	$(1,779.5)	$3,263.8

Condensed Consolidating Statement of Income

(for the year ended December 31, 2013)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$4,757.5	$4,757.5	$4,757.5	$-	$4,757.5
Royalties & other revenues	-	-	-	176.8	176.8	176.8	-	176.8
Total revenues	-	-	-	4,934.3	4,934.3	4,934.3	-	4,934.3

Costs and expenses:
Cost of sales	-	-	-	670.8	670.8	670.8	-	670.8
Research and development	-	-	-	933.4	933.4	933.4	-	933.4
Selling, general and administrative	26.6	-	-	1,472.9	1,472.9	1,472.9	(0.2)	1,499.3
Integration and acquisition costs	-	-	-	(134.1)	(134.1)	(134.1)	-	(134.1)
Amortization of acquired intangibles	-	-	-	152.0	152.0	152.0	-	152.0
Other operating expenses	-	-	-	79.4	79.4	79.4	-	79.4
Total operating expenses	26.6	-	-	3,174.4	3,174.4	3,174.4	(0.2)	3,200.8

Operating (loss)/income from continuing operations	(26.6)	-	-	1,759.9	1,759.9	1,759.9	0.2	1,733.5

Interest (expense)/income, net	(38.8)	-	-	2.8	2.8	2.8	-	(36.0)
Other (expense)/income, net	0.2	-	-	(4.1)	(4.1)	(4.1)	-	(3.9)
Total other (expense)/income, net	(38.6)	-	-	(1.3)	(1.3)	(1.3)	-	(39.9)

(Loss)/income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	(65.2)	-	-	1,758.6	1,758.6	1,758.6	0.2	1,693.6

Income taxes	0.6	-	-	(278.5)	(278.5)	(278.5)	-	(277.9)
Equity in income/(losses) of equity method investees, net of taxes	729.7	-	-	3.9	3.9	3.9	(729.7)	3.9

Income/(loss) from continuing operations, net of taxes	665.1	-	-	1,484.0	1,484.0	1,484.0	(729.5)	1,419.6
Loss from discontinued operations, net of taxes[1]	-	-	-	(754.5)	(754.5)	(754.5)	-	(754.5)
Net income/(loss)	665.1	-	-	729.5	729.5	729.5	(729.5)	665.1

Comprehensive income/(loss)	$688.4	$-	$-	$752.8	$752.8	$752.8	$(752.8)	$688.4

Condensed Consolidating Statement of Cash Flows

(for the year ended December 31, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash (used in)/provided by operating activities	$(133.5)	$-	$-	$2,470.5	$2,470.5	$2,470.5	$-	$2,337.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Transactions with subsidiaries	(3,570.0)	-	-	(3,048.2)	(3,048.2)	(3,048.2)	6,618.2	-
Movements in restricted cash	-	-	-	(32.0)	(32.0)	(32.0)	-	(32.0)
Purchases of businesses, net of cash acquired	-	-	-	(5,553.4)	(5,553.4)	(5,553.4)	-	(5,553.4)
Purchases of non-current investments and PP&E	-	-	-	(124.2)	(124.2)	(124.2)	-	(124.2)
Proceeds from sale of product rights	-	-	-	17.5	17.5	17.5	-	17.5
Other, net	-	-	-	72.2	72.2	72.2	-	72.2
Net cash (used in)/provided by investing activities	(3,570.0)	-	-	(8,668.1)	(8,668.1)	(8,668.1)	6,618.2	(5,619.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	3,760.0	-	-	0.8	0.8	0.8	-	3,760.8
Repayment of revolving line of credit, long term and short term borrowings	(3,110.0)	-	-	(0.9)	(0.9)	(0.9)	-	(3,110.9)
Proceeds from intercompany borrowings	3,048.2			3,570.0	3,570.0	3,570.0	(6,618.2)	-
Payment of dividend	(6.8)	-	-	(127.6)	(127.6)	(127.6)	-	(134.4)
Excess tax benefit associated with exercise of stock options	-	-	-	32.4	32.4	32.4	-	32.4
Debt issuance costs	(4.5)	-	-	(19.6)	(19.6)	(19.6)	-	(24.1)
Contingent consideration payments	-	-	-	(101.2)	(101.2)	(101.2)	-	(101.2)
Other, net	16.6	-	-	(0.2)	(0.2)	(0.2)	-	16.4
Net cash provided by/(used in) financing activities	3,703.5	-	-	3,353.7	3,353.7	3,353.7	(6,618.2)	439.0

Effect of foreign exchange rate changes on cash and cash equivalents	-	-	-	(3.0)	(3.0)	(3.0)	-	(3.0)

Net decrease in cash and cash equivalents	-	-	-	(2,846.9)	(2,846.9)	(2,846.9)	-	(2,846.9)
Cash and cash equivalents at beginning of period	-	-	-	2,982.4	2,982.4	2,982.4	-	2,982.4
Cash and cash equivalents at end of period	$-	$-	$-	$135.5	$135.5	$135.5	$-	$135.5

Condensed Consolidating Statement of Cash Flows

(for the year ended December 31, 2014)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash provided by/(used in) operating activities	$1,512.6	$-	$-	$2,715.8	$2,715.8	$2,715.8	$-	$4,228.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Transactions with subsidiaries	(1,900.0)	-	-	458.3	458.3	458.3	1,441.7	-
Movements in restricted cash	-	-	-	(32.6)	(32.6)	(32.6)	-	(32.6)
Purchases of businesses, net of cash acquired	-	-	-	(4,104.4)	(4,104.4)	(4,104.4)	-	(4,104.4)
Purchases of non-current investments and PP&E	-	-	-	(100.1)	(100.1)	(100.1)	-	(100.1)
Proceeds from sale of product rights	-	-	-	127.0	127.0	127.0	-	127.0
Other, net	-	-	-	79.5	79.5	79.5	-	79.5
Net cash (used in)/provided by investing activities	(1,900.0)	-	-	(3,572.3)	(3,572.3)	(3,572.3)	1,441.7	(4,030.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	2,310.0	-	-	0.8	0.8	0.8	-	2,310.8
Repayment of revolving line of credit, long term and short term borrowings	(1,460.0)	-	-	(1.8)	(1.8)	(1.8)	-	(1,461.8)
Proceeds (to)/from intercompany borrowings	(458.3)			1,900.0	1,900.0	1,900.0	(1,441.7)	-
Payment of dividend	(8.9)	-	-	(112.3)	(112.3)	(112.3)	-	(121.2)
Excess tax benefit associated with exercise of stock options	-	-	-	39.7	39.7	39.7	-	39.7
Debt issuance costs	(10.6)	-	-	0.4	0.4	0.4	-	(10.2)
Contingent consideration payments	-	-	-	(15.2)	(15.2)	(15.2)	-	(15.2)
Other, net	15.2	-	-	(202.8)	(202.8)	(202.8)	-	(187.6)
Net cash provided by/(used in) financing activities	387.4	-	-	1,608.8	1,608.8	1,608.8	(1,441.7)	554.5

Effect of foreign exchange rate changes on cash and cash equivalents	-	-	-	(9.3)	(9.3)	(9.3)		(9.3)

Net increase in cash and cash equivalents	-	-	-	743.0	743.0	743.0	-	743.0
Cash and cash equivalents at beginning of period	-	-	-	2,239.4	2,239.4	2,239.4	-	2,239.4
Cash and cash equivalents at end of period	$-	$-	$-	$2,982.4	$2,982.4	$2,982.4	$-	$2,982.4

Condensed Consolidating Statement of Cash Flows

(for the year ended December 31, 2013)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash provided by/(used in) operating activities	$(78.2)	-	-	$1,541.2	$1,541.2	$1,541.2	$-	$1,463.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	-	-	-	(5.3)	(5.3)	(5.3)	-	(5.3)
Purchases of businesses, net of cash acquired	-	-	-	(227.8)	(227.8)	(227.8)	-	(227.8)
Purchases of non-current investments and PP&E	-	-	-	(167.6)	(167.6)	(167.6)	-	(167.6)
Proceeds from sale of product rights	-	-	-	19.2	19.2	19.2	-	19.2
Other, net	-	-	-	20.6	20.6	20.6	-	20.6
Net cash (used in)/provided by investing activities	-	-	-	(360.9)	(360.9)	(360.9)	-	(360.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (to)/from intercompany borrowings	259.8	-	-	(259.8)	(259.8)	(259.8)	-	-
Payment of dividend	(5.7)	-	-	(90.7)	(90.7)	(90.7)	-	(96.4)
Excess tax benefit associated with exercise of stock options	-	-	-	13.4	13.4	13.4	-	13.4
Contingent consideration payments	-	-	-	(14.1)	(14.1)	(14.1)	-	(14.1)
Other, net	(175.9)	-	-	(71.6)	(71.6)	(71.6)	-	(247.5)
Net cash provided by/(used in) financing activities	78.2	-	-	(422.8)	(422.8)	(422.8)	-	(344.6)

Effect of foreign exchange rate changes on cash and cash equivalents	-	-	-	(0.3)	(0.3)	(0.3)	-	(0.3)

Net increase in cash and cash equivalents	-	-	-	757.2	757.2	757.2	-	757.2
Cash and cash equivalents at beginning of period	-	-	-	1,482.2	1,482.2	1,482.2	-	1,482.2
Cash and cash equivalents at end of period	$-	$-	$-	$2,239.4	$2,239.4	$2,239.4	-	$2,239.4

Quarterly results of operations (Unaudited)

The following table presents summarized unaudited quarterly results for the years to December 31, 2015 and 2014:

2015	Q1		Q2		Q3		Q4
	$’M		$’M		$’M		$’M

Total revenues	1,488.4		1,557.6		1,655.0		1,715.7
Cost of product sales	227.8		228.0		262.7		250.5
Income from continuing operations, net of taxes	412.9		164.1		477.1		283.4
Loss from discontinued operations, net of taxes	(2.5)		(4.5)		(24.3)		(2.8)
Net income	410.4		159.6		452.8		280.6

Earnings per ordinary share - basic
Earnings from continuing operations	70.1	c	27.8	c	80.7	c	47.9	c
Loss from discontinued operations	(0.4	c)	(0.8	c)	(4.1	c)	(0.5	c)

Earnings per share - basic	69.7	c	27.0	c	76.6	c	47.4	c

Earnings per ordinary share - diluted
Earnings from continuing operations	69.7	c	27.7	c	80.4	c	47.8	c
Loss from discontinued operations	(0.4	c)	(0.8	c)	(4.1	c)	(0.5	c)

Earnings per share - diluted	69.3	c	26.9	c	76.3	c	47.3	c

2014	Q1		Q2		Q3		Q4
	$’M		$’M		$’M		$’M

Total revenues	1,346.8		1,502.1		1,597.1		1,576.1
Cost of product sales	229.5		277.0		254.3		218.5
Income from continuing operations, net of taxes	253.1		528.3		515.8		1,985.6
(Loss)/gain from discontinued operations, net of taxes	(22.7)		(5.2)		(36.1)		186.7
Net income	230.4		523.1		479.7		2,172.3

Earnings per ordinary share - basic
Earnings from continuing operations	43.3	c	90.1	c	87.8	c	338.3	c
(Loss)/gain from discontinued operations	(3.9	c)	(0.9	c)	(6.1	c)	31.8	c

Earnings per share - basic	39.4	c	89.2	c	81.7	c	370.1	c

Earnings per ordinary share - diluted
Earnings from continuing operations	43.0	c	89.5	c	87.0	c	335.7	c
(Loss)/gain from discontinued operations	(3.9	c)	(0.9	c)	(6.1	c)	31.6	c

Earnings per share - diluted	39.1	c	88.6	c	80.9	c	367.3	c

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Equiniti Trust (Jersey) Limited, Trustee of the Shire Income Access Share Trust and the Board of Directors and Stockholders of Shire plc

We have audited the accompanying balance sheets of the Shire Income Access Share Trust (the “Trust”) as at December 31, 2015 and 2014 and the related statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Trustee and Shire plc’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such separate opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Shire Income Access Share Trust as at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte LLP

DELOITTE LLP

London, United Kingdom

February 23, 2016

SHIRE INCOME ACCESS SHARE TRUST

BALANCE SHEETS

	Notes	December 31, 2015	December 31, 2014
		$’M	$’M
ASSETS

Total assets	1	-	-
LIABILITIES AND EQUITY

Total liabilities	1	-	-
Equity:
Total equity	1	-	-
Total liabilities and equity	1	-	-

The notes on page F-80 are an integral part of these financial statements.

SHIRE INCOME ACCESS SHARE TRUST

STATEMENTS OF INCOME

	Year to	Year to	Year to
	December 31, 2015	December 31, 2014	December 31, 2013
	$’M	$’M	$’M
Dividend income	127.7	112.8	91.1
Net income	127.7	112.8	91.1

The notes on page F-80 are an integral part of these financial statements.

SHIRE INCOME ACCESS SHARE TRUST

STATEMENTS OF CHANGES IN EQUITY

		Capital account	Revenue account	Total equity
		$’M	$’M	$’M
As at December 31, 2012	1	-	-	-

Net income for the year		-	91.1	91.1

Distributions made		-	(91.1)	(91.1)
As at December 31, 2013	1	-	-	-

Net income for the year		-	112.8	112.8

Distributions made		-	(112.8)	(112.8)
As at December 31, 2014	1	-	-	-

Net income for the year	1	-	127.7	127.7

Distributions made	1	-	(127.7)	(127.7)
As at December 31, 2015	1	-	-	-

The notes on page F-80 are an integral part of these financial statements.

SHIRE INCOME ACCESS SHARE TRUST

STATEMENTS OF CASHFLOWS

		Year to	Year to	Year to
	Notes	December 31, 2015	December 31, 2014	December 31, 2013
		$’M	$’M	$’M
CASH FLOWS FROM OPERATING ACTIVITIES:	1

Net income		127.7	112.8	91.1
Net cash provided from operating activities(A)		127.7	112.8	91.1
CASH FLOWS FROM INVESTING ACTIVITIES:	1
Net cash provided by investing activities(B)	1	-	-	-
CASH FLOWS FROM FINANCING ACTIVITIES:	1
Distributions made		(127.7)	(112.8)	(91.1)
Net cash used in financing activities(C)		(127.7)	(112.8)	(91.1)
Net increase in cash and cash equivalents (A+B+C)	1	-	-	-
Cash and cash equivalents at beginning of period	1	-	-	-
Cash and cash equivalents at end of period	1	-	-	-

The notes on page F-80 are an integral part of these financial statements.

NOTES TO THE SHIRE INCOME ACCESS SHARE TRUST FINANCIAL STATEMENTS

(a)     The Trust

The Shire Income Access Share Trust (the “Trust”) was established on August 29, 2008 by Shire Biopharmaceuticals Holdings (formerly Shire plc). The Trust is governed by the applicable laws of England and Wales and is resident in Jersey. The Trustee of the Trust is Equiniti Trust (Jersey) Limited, 26 New Street, St Helier, Jersey, JE4 3RA.

The Trust was established as part of the Income Access Share mechanism, as outlined in Note 21 in this Annual Report on Form 10-K of Shire plc and its subsidiaries (collectively referred to as either “Shire” or the “Company”).

(b)     Basis of preparation

The financial statements of the Trust have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with US GAAP requires the use of certain accounting estimates. It also requires management to exercise its judgment in the process of applying the Trust’s accounting policies. Actual results may differ from these estimates.

The results of operations, and the financial position and cash flows of the Trust are also consolidated in the Company’s financial statements, as contained on pages F-1 to F74.

(c)     Summary of significant accounting policies

i)     Functional currency

The functional currency of the Trust is US dollars.

ii)     Foreign currency translation

Income and expense items denominated in currencies other than the functional currency are translated into the functional currency at the rate ruling on their transaction date. Monetary assets and liabilities recorded in currencies other than the functional currency have been expressed in the functional currency at the rates of exchange ruling at the respective balance sheet dates. Differences on translation are included in the consolidated statements of income.

iii)     Dividend income

Interim dividends declared on the Income Access Share are recognized on a paid basis unless the dividend has been confirmed by a general meeting of Shire, in which case income is recognized on the record date of the dividend by Shire on its ordinary shares.

(d)     Capital account

The Capital account is represented by the Income Access Share of 5 pence settled in the Trust by Old Shire.

(e)     Distributions made

Distributions are made to those shareholders of Shire who have elected to receive dividends from the Trust in accordance with the Trust Deed. Unclaimed dividends are not included in distributions made. There were no unclaimed dividends at December 31, 2015. Amounts are recorded as distributed once a wire transfer or check is issued. All checks are valid for one year from the date of issue. Any wire transfers that are not completed are replaced by checks. To the extent that checks expire or are returned unrepresented, the Trust records a liability for unclaimed dividends and a corresponding amount of cash.

(f)     Financial instruments

The Trust, in its normal course of business, is not subject to market risk, credit risk or liquidity risk. The Trustees do not consider that any foreign exchange exposure will materially affect the operations of the Trust.

Schedule II – Valuation and Qualifying Accounts

	Beginning balance	Provision charged to income(1)	Costs incurred/ utilization(1)	Ending balance
Provision for sales rebates, returns and coupons	$’M	$’M	$’M	$’M
2015:
Accrued rebates – Medicaid and HMOs	882.1	2,128.0	(2,027.7)	982.4
Sales returns reserve	131.7	19.4	(22.8)	128.3
Accrued coupons	20.1	140.5	(134.0)	26.6
	1,033.9	2,287.9	(2,184.5)	1,137.3

2014:
Accrued rebates – Medicaid and HMOs	806.5	1,877.7	(1,802.1)	882.1
Sales returns reserve	97.9	60.1	(26.3)	131.7
Accrued coupons	20.7	98.9	(99.5)	20.1
	925.1	2,036.7	(1,927.9)	1,033.9

2013:
Accrued rebates – Medicaid and HMOs	640.5	1,626.6	(1,460.6)	806.5
Sales returns reserve	90.5	34.5	(27.1)	97.9
Accrued coupons	8.0	107.4	(94.7)	20.7
	739	1,768.5	(1,582.4)	925.1

(1) In the analysis above, due to systems limitations, it is not practical and has not been necessary to break out current versus prior year activity. When applicable, Shire has performed general ledger reviews of sales deduction provisions charged to income, and the utilization of these provisions in subsequent years. Shire has determined that adjustments made in each year as a result of changes to estimates that related to prior year sales, and adjustments made as a result of differences between prior period provisions and actual payments, did not have a material impact on the Company’s financial performance or position either in each individual year, or in the Company’s performance over the reported period.

S1